As filed with the Securities and Exchange Commission on July 2, 2007

Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

———————

FORM SB-2

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________

PARAMOUNT GOLD MINING CORP.

(Exact name of registrant as specified in its charter)

______________

Delaware	1041	20-3690109
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Code Number)	Identification No.)

346 Waverley Street Suite 110

Ottawa, Ontario Canada K2P 0W5

(613)226-9881

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey G. Klein, Esq.

2600 North Military Trail

Suite 270

Boca Raton, Florida 33431

(561)997-9920

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering (2)	Proposed Maximum Aggregate Offering (3)	Amount of Registration Fee
Common stock, $.001 par value sold as part of Unit	10,398,496	$2.25	$23,396,615	$718.28
Common stock, underlying warrant sold as part of the unit	5,199,248	$2.90	$15,077,819	$462.89
Common Stock underlying Broker Warrants	623,909	$2.10	$ 1,310,208	$ 40.22

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(1)

Pursuant to Rule 416 under the Securities Act, such number of common stock registered hereby shall also include an indeterminate number of additional shares of common stock that may be issued from time to time as a result of anti-dilution adjustments pursuant to the terms of the warrants and stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c), estimated based upon the average of the high and low sales prices of the common stock on June 26, 2007.

(3)

Pursuant to Rule 457(d), calculated based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: dated June 29, 2007

PRELIMINARY PROSPECTUS

PARAMOUNT GOLD MINING CORP.

Common Stock

This prospectus covers 16,221,083 shares of Paramount Gold Mining Corp. common stock, which the selling security holders identified in this prospectus under “Selling Security Holders” may offer and sell from time to time. The selling security holders own 10,398,496 shares of our common stock and warrants to purchase an additional 5,822,587 shares of our common stock. We are not offering any shares for sale and we will not receive any of the proceeds from the sale of these shares. The shares will be sold, if at all, at prevailing market prices for our common stock or at prices negotiated by the selling security holders.

Of the shares that may be offered for resale, 5,822,557 shares will be issued to the selling security holders only if they exercise warrants for the purchase of shares of our common stock. A total of 5,199,248 whole warrants have been issued with an exercise price of $2.90 per share. An additional 623,909 broker warrants have been issued with an exercise price of $2.10 per share. If the selling security holders exercise their warrants, we will receive proceeds in the amount of the exercise price of the warrant being exercised or up to $16,388,028 if all warrants are exercised. See “Selling Security Holders” on page 26.

Our common stock currently trades on the Over the Counter Bulletin Board under the symbol “PGDP.” The last reported sales price of our common stock on the Over the Counter Bulletin Board on June 26, 2007 was $2.25.

Investing in our common stock involves risks, which are described under “Risk Factors” beginning on page 11. You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any different information.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________ __, 2007

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

1

FORWARD LOOKING STATEMENTS

1

OUR BUSINESS

2

THE OFFERING

9

SUMMARY OF FINANCIAL DATA

10

RISK FACTORS

11

USE OF PROCEEDS

17

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER INFORMATION

17

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

18

MATTERS RELATED TO OUR EXECUTIVE OFFICERS AND DIRECTORS

20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

25

SELLING SECURITY HOLDERS

26

PLAN OF DISTRIBUTION

29

DESCRIPTION OF CAPITAL STOCK

31

SHARES ELIGIBLE FOR FUTURE SALE

32

WHERE YOU CAN FIND MORE INFORMATION

33

LEGAL MATTERS

33

EXPERTS

33

TRANSFER AGENT AND WARRANT AGENT

33

FINANCIAL STATEMENTS

F-1

i

ABOUT THIS PROSPECTUS

Paramount Gold Mining Corp.(“Paramount’ or “we”) has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the Securities and Exchange Commission (“SEC”). Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Paramount’s condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates apply. The information in this Prospectus may not be complete and may be changed. The selling security holders may not sell any securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state or other jurisdiction where the purchase or exercise is not permitted.

This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements” relating to Paramount Gold Mining Corp. which represent our current expectations or beliefs including, but not limited to, statements concerning our operations, performance, financial condition and growth. For this purpose, any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “anticipate”, “intend”, “could”, “estimate”, or “continue” or the negative or other comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, such as credit losses, dependence on management and key personnel, variability of quarterly results, and our ability to continue our growth strategy and competition, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR BUSINESS

Overview and History

We are a Delaware corporation. We were incorporated on March 29, 2005. On April 14, 2005, we amended our Certificate of Incorporation, changing our name from Panelmasters, Inc to Paramount Gold Mining Corp. The Company’s principal offices are located at Suite 110, 346 Waverley Street, Ottawa, Canada K2P 0W5.

Subject to the approval of stockholders at our next annual meeting, the Company intends to amend its certificate of incorporation and change its name to “Paramount Gold and Silver Corp.” The change is intended to more accurately reflect our business operations.

We are an exploration stage mining company which has as its core business, precious metals exploration. Our principal project is the San Miguel Groupings in Mexico. We have also entered into the Andean Gold Alliance with Teck Cominco Limited, with respect to the exploration of properties in Argentina, Chile and Peru. Currently, the Company only considers the San Miguel Groupings to be material to its overall business and financial condition. (See “Our Business”).

Paramount does not expect to generate revenues from any project in the next two years. Further, it is not Paramount’s objective to enter the mine management business, but rather hopes to identify a resource that will enable them to attract a larger company to partner with who has experience developing and managing a mine.

We have been dependent upon private financings to operate our business. We have recently completed a private placement financing in the amount of $21.8 million to fund ongoing drilling operations. If additional financing is required, there can be no assurance that we will be successful in securing funding or if available, on terms acceptable to the Company.

Inter-corporate Relationships

The following is a chart of the Company’s two wholly-owned subsidiaries and our material projects:

Management

Our chief executive officer is Christopher Crupi, a former Vice President of PricewaterhouseCoopers. Mr. Crupi oversees our administrative and operational activities. In addition to his duties at Paramount, Mr. Crupi is also President and CFO of AmMex Gold Mining Corp., a publicly traded mining exploration company with property interests in both the United Sates and Mexico.

Our Manager of Exploration in Mexico is Charles William (“Bill”) Reed. Mr. Reed is a consultant to the Company and has committed 50% of his time to his duties at Paramount. In addition to his duties at Paramount, Mr. Reed is also Chief Geologist of AmMex Gold Mining Corp., a publicly traded mining exploration company with mining interests in both the United States and Mexico.

Mr. Reed has significant mining experience in Mexico, as he was formerly Chief Geologist in Mexico for Minera Hecla S. A. de C. V., a subsidiary of Hecla Mining (NYSE:HL) from 1998 to 2004. He was also the Regional Geologist in Mexico and Central America for Echo Bay Exploration from 1993 to 1998. While at Hecla, Mr. Reed supervised detailed exploration at the Noche Buena project, Sonora, and the San Sebastian silver and gold mine in Durango. He also identified and drilled the Don Sergio vein that was later put into production.

Our Board of Directors consists of Christopher Crupi, Charles William Reed, Ian Talbot, Daniel Hachey, Dr. John Carden and Michel Stinglhamber.

Projects

We currently have one property under option, the San Miguel Groupings property in Mexico. We also have an agreement called the Andean Gold Alliance with Teck Cominco Limited. The agreement enables us to acquire mining properties in Argentina, Chile and Peru. There is no assurance that a commercially viable mineral deposit exists and that further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Our primary focus is the San Miguel property.

San Miguel

The San Miguel Groupings are a series of mining concessions located in southwestern Chihuahua in Northern Mexico, and are approximately 400 kilometres by road from the state capital. The San Miguel Groupings lie in the Guazapares mining district, which is part of the Sierra Madre Occidental gold-silver belt. Paramount signed an agreement in August 2005 with Corparacion Amermin S.A. de CV, a subsidiary of Tara Gold Resource Corp., and has earned a 70% working interest in the San Miguel Groupings.

Paramount’s ongoing exploration program at the San Miguel Groupings began in June 2006. An integrated program of surface sampling, geologic mapping, mapping and sampling of accessible underground workings, and trenching was the initial phase of the program.

Property Description and Location

Location

The San Miguel Project is located southwestern Chihuahua in Northern Mexico, and is approximately 400 km by road from the state capital. The project is about 20 km north of the town of Temoris, adjacent to the tiny village of Guazapares. It is in the Guazapares mining district, which is part of the Sierra Madre Occidental gold-silver belt.

The coordinate system used for all maps and sections in this report is the Universal Transverse Mercator system, Zone 12. GPS coordinates are referenced to NAD 27 Mexico.

See Maps one and two:

MAP 1. SAN MIGUEL PROJECT LOCATION

Delve Consultants, LLC.
Mineral Exploration and Development

NEW MEXICO
TEXAS
AZ
El Paso
Cuidad Juarez
UNITED STATES
MAP AREA
Gulf Of Mexico
Pacific Ocean
MEXICO
Nacozari
SONORA
Nuevo Casas Grandes
CHIHUAHUA
Mulatos
Yecora
Pinos Altos
La Junta
Ciudad Chihuahua
Moris
Ocampo Project
Cusihuiriachic
Plomosas
San Carlos
La Perla
COAHUILA
Naica
San Miguel
Palmarejo
Urique
El Sauzal
Batopilas
Llavia de Oro
San Fco. del Oro
Parral
Sta. Barbara
Choix
Morelos
La Dura
Calabacillas
Guadalupe y Calvo
SINALOA
Los Mochis
Tamazula
DURANGO
Torreon
Gulf Of California
0
40
200
Kilometres
Paramount GOLD
San Miguel Project
Property Location Map
Guazapares
Chihuahua, Mexico
December 2006

Figure 4.1 Property Location Map

MAP 2. SAN MIGUEL PROJECT – PRINCIPAL CONCESSIONS AND DRILLING AREAS

763000 E
765000 E
767000 E
769000 E
771000 E
3050000 N
3030000 N
3010000 N
Monte Cristo
San Miguel
La Veronica N
El Carmen
San Antonio
San Luis
San Jose
La Union N
La Union S
Santa Clara
Miocene basalt flows
Oligocene rhyolite flows, domes and ignimbrites
Oligocene rhyodacite
Eocene andesite
Faults
Gold/Silver mines & prospects
0
1
2
km
N
Paramount
GOLD
San Miguel Project
Regional Location Map
Guazapares
Chihuahua, Mexico
December 2006

Land Area

Until recently the San Miguel Project consisted of 16 smaller concessions clustered near Guazapares with a total area of 429.57 hectares, along approximately 8 kilometers of vein system strike length. Exploration efforts to date have been focused on this group. Recently the much larger Andrea, Gissel and Isabel concessions have been staked and a joint venture has been signed with Garibaldi Resources Corporation as part of a district wide exploration program. These concessions add 118,702 and 7000 hectares, respectively, to the project.

The Chihuahua Informe Pericial (Department of Mines) administers the concessions in this area. As part of the concession acquisition process, concession boundaries are surveyed.

San Miguel Project Concession Data *

Name	Title #	Area (has)	Owner
San Miguel	16/6401	12.9458	Paramount Gold deMexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
San Juan	16/6402	3.00	Paramount Gold deMexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
San Luis	16/6422	4.00	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Empalme	16/6423	6.00	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Sangre de Cristo	16/6424	41.00	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Santa Clara	16/6425	15.00	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
El Carmen	16/6426	59.0864	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Las Tres BBB	16/6427	23.001	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Swanwick	16/6428	70.1316	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Las Tres SSS	16/6429	23.001	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
El Rosario	16/6430	14.00	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Guadelupe de los Reyes	17/2225	8.00	Paramount Gold de Mexico SA de CV (70%) and Corporacion Amermin SA de CV. (30%)
Montecristo	21/3579	38.056	Victor Manuel Gomez Fregoso
Montecristo Fraccion	21/3580	0.02813	Victor Manuel Gomez Fregoso
Montecristo II	22/6590	27.1426	Victor Manuel Gomez Fregoso
Constituentes 1917	19/9402	66.2403	Victor Garcia Jimenez
Andrea	16/34653	117,474	Paramount Gold de Mexico SA de CV
Gissel	16/34660	880.00	Paramount Gold SA de CV
Isabel	16/34731	348.2848	Paramount Gold de Mexico SA CV

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*

As reported by Delve Consultants, LLC an independent geology company

As of May 30, 2007, a total of approximately 13,000 meters of HQ size (2.5 in) core drilling has been completed in 91 holes at the San Miguel Groupings. Drilling has been focused on the La Union, San Jose, San Luis, San Antonio, El Carmen and Montecristo areas of the San Miguel Groupings. The drill is currently working at the El Carmen concession of San Miguel. As of May 30, 2007, Paramount has completed 47 trenches for a total of approximately 3,000 meters, largely in the in the La Union, San Jose, and San Antonio areas of San Miguel. Additional trenching is in progress at El Carmen.

Andean Gold Alliance

On May 11, 2006 we signed an agreement to create the Andean Gold Alliance (“AGA”) with Teck Cominco Limited (TSX: TEK.MV.A and TEK.SV.B) (“Teck Cominco”) and its subsidiaries in Chile, Peru and Argentina. The AGA, initially consisted of 21 properties (10 in Argentina, 7 in Chile and 4 in Peru), created a strategic alliance between Paramount and Teck Cominco for gold exploration in these three countries. The AGA also provides for a mutual right of first offer with respect to the divestiture of new and existing gold exploration properties over significant parts of Argentina, Chile and Peru.

Under the terms of the agreement, Paramount can vest in the AGA by incurring a minimum expenditure of $3,000,000 over 3 years, with $1,000,000 in expenditures (including a minimum of 3,000 meters of drilling on 3 properties) per year. In addition, Paramount must issue Teck Cominco 210,000 units on signing and another 50,000 units a year for a total of 360,000 units. Each unit will include a share of Common Stock and a two year Common Stock purchase warrant that shall be priced at a 30% premium to the 20 day trading average prior to issue.

Upon vesting in the AGA, Paramount may earn a 100% interest in individual properties (with separate option for each property), subject to a retained 2% NSR Royalty and back-in right to Teck Cominco, by incurring an aggregate expenditure (from the initial date of this agreement) of $250,000 (including a $50,000 minimum annual commitment) with respect to an individual property.

Teck Cominco may exercise its back-in right on each AGA property at any time up to 60 days after Paramount delivers notice that Paramount has spent $3,000,000 on the individual property. Teck Cominco may earn a 60% interest by incurring 2 times the expenditures incurred by Paramount to a maximum requirement of $6,000,000. Upon earning back a 60% interest, Teck Cominco shall extinguish the retained NSR Royalty and may elect to earn an additional 10% interest by completing, at its sole cost, a feasibility study on the property.

Based on data provided by Teck Cominco Limited, as well as field visits to Chile and Argentina, the Paramount team in South America conducted exploration on the initial 21 properties as well as an additional seven properties added to the alliance. Based on the work conducted on the properties, one property (Santos, Peru) was advanced to the drilling stage.

Andean Gold Alliance – Santos Project – Peru

The Santos project is comprised of 12 mining concessions totaling 9,300 hectares, located in the Department of Ayacucho, Province of Lucanas, District of Ocana. The property is situated 400 kms SSE of the City of Lima, and 60 kms NE of the city of Nasca. The property is directly accessible throughout the year, via a national network of paved and sandy roads. We intend to undertake a 1,500 meter drill program comprised of six holes that will test for gold and silver targeted deposits at 100 and 200 meters below surface. The objective of the program is to find the boiling zone which has the potential for deposits of gold and silver.

Financings

We have financed our operations through various equity financings occurring between December 2005 and March 2007, The most significant of these financings occurred on March 30, 2007 when the Company closed a $21,836,841 private placement offering of 10,398,496 units (the “Units”) at a price of $2.10 per Unit. Each Unit is comprised of one share of Common Stock in the capital of the Company and one-half of one Common Stock purchase warrant of the Company. Each whole warrant shall entitle the holder thereof to acquire one share of Common Stock (a “Warrant Share”) at an exercise price of $2.90 until March 29, 2009.

The Units were sold only to accredited or institutional investors. Most of the investors were located in Canada and the United States. The offering was completed on a best efforts basis pursuant to an agency agreement with Blackmont Capital Inc., Haywood Securities Inc., Canaccord Capital Corporation and Raymond James Ltd. (collectively, the “Agents”). The Agents either sold or participated in the sale of a total of 9,844,710 Units while the balance of the Units was sold by the Company’s officers and directors. In connection with the private placement, Paramount paid commissions and fees to the Agents in the amount of $1,310,210.46. The Agents also received non transferable broker warrants which will entitle the Agents to acquire in the aggregate 623,909 shares of Common Stock until March 29, 2009 at an exercise price of $2.10 per share.

Proceeds from this and prior financings were used to fund the ongoing drill and exploration programs of Paramount’s properties in Mexico and South America. Paramount plans to drill a total of 50,000 meters in 2007 and 2008 on its San Miguel project in Mexico, using a combination of core and reverse circulation methods.

Number of Employees

As of May 31, 2007, the Company had 63 employees and consultants of which 37, 10, 8, and 8 are in Mexico, Peru, the United States and Canada respectively.

Facilities

Our corporate office is located at Suite 110, 346 Waverly Street, Ottawa, Ontario K2P 0W5. We rent approximately 2,000 square feet of office space at a cost of approximately US $3,760 ($4,000 per month Canadian). We also have an office in Lima Peru and a field office in Temoris, Mexico. All of our office leases are in good standing.

Litigation

There is no pending or threatened litigation against the Company or any of its subsidiaries.

THE OFFERING

The Issuer:	Paramount Gold Mining Corp.

The Selling Security Holders:	The selling security holders include the following:

1.

Certain existing security holders of Paramount, including our chief executive officer and vice president who purchased common stock and common stock purchase warrants from us in a private placement which we closed on March 30, 2007. Each whole common stock purchase warrants entitle the selling security holders to purchase additional common shares from us. The issue of the shares and share purchase warrants by us to the selling security holders was exempt from registration under the Securities Act.

2. Broker warrants which were issued to certain brokerage firms who assisted us in our private placement which we closed on March 30, 2007.

Common Shares Outstanding Before and After the Offering:

We currently have 46,502,478 common shares that are issued and outstanding as of June 26, 2007. This number of outstanding common shares does not include the issuance of any shares of common stock pursuant to any outstanding common stock purchase warrants or outstanding common stock options.

Use of Proceeds:

We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus. To the extent any warrants are exercised, we will use the proceeds thereof for general working capital purposes.

Registration Rights:	We have agreed to register the shares that are the subject of this prospectus, together with certain warrants pursuant to various contractual arrangements with the selling security holders.

Trading:	Our common shares are traded on the NASD OTC Bulletin Board under the stock symbol PGDP.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

SUMMARY OF FINANCIAL DATA

The following consolidated financial data has been derived from and should be read in conjunction with our unaudited interim financial statements for the nine months ended March 31, 2007 and our audited financial statements for the year ended June 30, 2006.

	Nine Months Ended March 31, 2007	Year Ended June 30, 2006	Year Ended June 30, 2005
	(Unaudited)	(Audited)	(Audited)
Revenue	$2,685	$6,860	-0-
Expenses	$12,232,732	$1,881,322	$1,773
Cash	$19,863,136	$465,791	$11,250
Total Assets	$27,795,087	$3,848,669	$11,250
Current Liabilities	$1,333,453	$429,246	-0-
Total Liabilities	$1,333,453	$429,246	-0-
Working Capital (Deficit)	$21,794,704	$444,320	$11,250
Accumulated Deficit	$14,106,273	$1,876,235	$(1,173)

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely. The Securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

BUSINESS RISKS

Possible Loss of Entire Investment

Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

We have a history of losses. Losses will likely continue in the future.

We have incurred significant losses in the past and will likely continue to incur losses unless our exploratory drilling program proves successful. Even if our drilling program identifies gold or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources or generate sufficient revenues to operate profitably.

There are no confirmed mineral deposits on any properties which we may derive any financial benefit.

Neither the Company nor any independent geologist, has confirmed commercially mineable ore deposits. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no history as a mining company.

We have no history of earnings or cash flow from mining operations and our current management has limited experience in the mining industry. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control including the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within the San Miguel Project. If our exploration costs are greater than anticipated, then we will have less funds for other expenses or projects. If higher exploration costs reduce the amount of funds available for production of gold or silver through mining and development activities, then our ability to achieve revenues and profitability will be adversely affected. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations that we undertake will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks are such that liabilities might result in us being forced to incur significant costs that could have a material adverse effect on our financial condition and business prospects.

Our estimates of reserves are subject to uncertainty.

Estimates of reserves are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

No ongoing mining operations.

We are not a mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

There may be insufficient mineral reserves to develop the property and our estimates may be inaccurate.

Three is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results. Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping rations or recovery rates may affect the economic viability of any project.

We face fluctuating gold, silver and mineral prices and currency volatility.

The price of gold as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the US dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Mining operations are hazardous, raise environmental concerns and raise insurance risks.

Mining operations are by their nature subject to a variety of risks, such as cave-ins and other accidents, flooding, environmental hazards, the discharge of toxic chemicals and other hazards. Such occurrences may delay development or production, increase production costs or result in a liability. We may not be able to insure fully or at all against such risks, due to political or other reasons, or we may decide not to take out insurance against such risks as a result of high premiums or other reasons. We intend to conduct our business in a way that safeguards public health and the environment and in compliance with applicable laws and regulations. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to mining laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain mining operations uneconomic.

Requirement for Permits and Licenses

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Three can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at economically justifiable costs.

Currency Fluctuations

Any mining operations we undertake outside of the United States will be subject to currency fluctuations. Fluctuations in the exchange rate between the U.S. dollar and any foreign currency may adversely impact our operations. We do not anticipate that we will enter into any type of hedging transactions to offset this risk.

Political Stability

We intend to conduct operations in democratic and stable countries. However, with Mexico, Chile and Peru,  like other developing companies, there is a greater likelihood of political unrest and changing rules and regulations regarding foreign investment. Political unrest would likely destabilize the country. This would in all likelihood adversely impact our proposed operations in any foreign jurisdiction.

Title Matters

While we intend to conduct our own due diligence prior to committing significant funds to any project, mining properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we fact significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for gold and silver as a business is extremely risky. We cannot provide any assurances that the gold mining interests that we acquired will contain commercially exploitable reserves of gold. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

The gold market is a volatile market, will have a direct impact on the Company’s revenues and profits and will probably affect whether the Company will be able to succeed.

The price of gold has increased over the past few years. This has contributed to the renewed interest in gold mining and companies engaged in that business, including the exploration for gold. However, in the event that the price of gold falls, the interest in the gold mining industry may decline and the value of the Company’s business could be adversely affected. Further, although it is anticipated that gold mining costs outside of the United States and Canada will be appreciably lower, no assurances can be given that the situation will remain, or that gold will remain at a price that will make mining operations profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of gold resources. Such conditions have resulted in period of excess supply of and reduced demand for gold on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for gold. The excess or short supply of gold has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold will be in the future.

Government regulation, or changes in such regulation may adversely affect the Company’s business.

The Company has and will, in the future, engage experts to assist it with respect to its operations. The Company is beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies. No assurances can be given that it will be successful in its efforts. Further, in order for the Company to operate and grow its business, it needs to continually conform to the laws, rules and regulations of such jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase the Company’s cost of doing business or prevent it from conducting its business.

Our Chief Executive Officer serves as the Chief Executive Officer of another Mining Company.

Chris Crupi, our CEO, also serves as the CEO for AmMex Gold Mining Corp, another exploratory stage mining company. Mr. Crupi may be presented with business opportunities suitable for either entity. No formal plan or arrangement has been agreed upon to determine the resolution of any conflicts of interest.

We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have:

•

greater financial and technical resources;

•

longer operating histories and greater experience in mining;

•

greater awareness of the political, economic and governmental risks in operating in Mexico and South America.

It is unlikely that we will be able to sustain profitability in the future.

We incurred significant losses in 2006 and 2007 and there can be no assurance that we will be able to reverse this trend. Even if we are able to successfully identify commercially exploitable mining reserves, there can be no assurance that we will have sufficient financing to exploit these reserves or find a willing buyer for the properties.

We have no reserves, no mining operations, and no income

We currently have no revenues from operations, no mining operations, and no reserves. Reserves, by definition, contain mineral deposits in a quantity and in a form from which the target minerals may be economically and legally extracted or produced. We have not established that precious minerals exist in any quantity on any property which is the focus of our exploration efforts, and unless or until we do so we will not have any income from operations.

Exploration for economic deposits of minerals is speculative.

The business of mineral exploration is very speculative, since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger resource company that can further develop the property to the production stage. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock worthless.

Even if we are able to locate valuable ore sites, we may not be able to extract the minerals profitably.

Even if we identify proven reserves, without an economic extraction process, we will not be able to produce sufficient revenues to sustain operations, or demonstrate the existence of mineable reserves, and we will likely fail.

The mining industry is highly competitive and the success and future growth of our business depend upon our ability to remain competitive in identifying and developing mining properties with sufficient reserves for economic exploitation.

The mining industry is highly competitive and fragmented with limited barriers to entry, especially at the exploratory stages. We compete in international, national, regional and local markets with large multi-national corporations and against start-up operators hoping to identify a mining reserve. Some of our competitors have significantly greater financial resources than we do. This puts us at a competitive disadvantage if we choose to further exploit mining opportunities. As we expand into new geographic markets, our success will depend in part on our ability to locate and exploit mineral reserves.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected. We do not maintain key man insurance on any of our officers or directors.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

Our operations are subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

RISKS RELATED TO OUR STOCK

Our stock price may be volatile.

The market price of our common stock has historically been volatile. We believe investors should expect continued volatility in our common stock price as a result of various factors, including:

1.

low daily trading volume,

2.

large spreads between quoted bid and offer prices,

3.

uncertainty of the company’s future,

4.

sales of substantial amounts of our common stock by existing stockholders, including short sales,

5.

Company disclosures regarding the results of various stages of our exploration operations.

Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock.

We have a significant number of authorized but unissued shares of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, as compensation for officers, directors and consultants, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. We currently have no specific plans to issue shares of our common stock for any purpose. However, if our management determines to issue shares of our common stock from the large pool of such authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

We have a significant number of outstanding common stock options and warrants which can be exercised immediately. To the extent that these securities are exercised, dilution to our stockholders will occur.

Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

We do not intend to pay cash dividends.

We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our Board of Directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our Board of Directors deems relevant.

Risks related to Forward Looking Statements.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•

anticipated results of financing activities;

•

anticipated licensing or other agreements;

•

anticipated litigation results;

•

anticipated research and product development results;

•

descriptions of plans or objectives of management for future operations, products or services;

•

forecasts of future economic performance; and

•

descriptions or assumptions underlying or relating to any of the above items.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this registration statement or prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Paramount Gold Mining Corp. or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

USE OF PROCEEDS

All of the shares sold in this offering will be sold by certain holders of our common stock or of warrants to purchase shares of our common stock. Except for the potential exercise of warrants, we will not receive any proceeds directly from the sale of the shares offered in this prospectus.

Certain of the selling stockholders currently hold warrants to purchase a total of 5,199,248 shares of our common stock at exercise prices equal to $2.90 per share. We have also issued 623,909 broker warrants which are exerciseable at $2.10 per share. In the event the selling stockholders exercise all of these warrants, we would receive proceeds of $16,388,028.  We may not receive any proceeds from exercise of the warrants in the near future. To the extent that we receive any proceeds from the exercise of the warrants, we intend to use any proceeds we receive for working capital and general corporate purposes including but not limited to drilling and exploratory operations.

MARKET FOR COMMON STOCK AND
RELATED STOCKHOLDER INFORMATION

Market Information

Our common stock trades over the counter and is quoted on the OTC Bulletin Board under the symbol “PGDP.” The table below sets forth the high and low bid prices for our common stock as reflected on the OTC Bulletin Board as reported by the Nasdaq Stock Market, Inc. for the two years ended December 31, 2005 and2006 as well as for the two months ended June 39, 2007.

Year Ended	High		Low
December 31, 2007
First Quarter		$3.11		$2.07
Second Quarter (through June 29)		3.25		2.10

December 31, 2006
First Quarter		$3.20		$1.80.34
Second Quarter		4.35		2.50
Third Quarter		3.20		1.80
Fourth Quarter		2.65		1.80

December 31, 2005
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		1.30		0.60
Fourth Quarter		1.50		0.50

As of June 26, 2007 there were approximately 1,800 holders of record of our common stock.

Dividend Policy

We have never declared or paid a dividend on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for growth. Our initial earnings, if any, will likely be retained to finance our growth. At the present time, we are not party to any agreement that would limit our ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

The following discussion updates our plan of operation for the foreseeable future. It also analyzes our financial condition at March 31, 2007. Our year end is June 30, 2007 and we will compare our results of operations for the year end June 30, 2007 with those of March 31, 2007. The discussion also analyzes the results of our operations for the three and nine month periods ended March 31, 2007 and compares those results to the three and nine month periods ended March 31, 2006.

Paramount Gold Mining Corp. is a holding company, conducting operations through its two wholly owned subsidiaries, Paramount Gold de Mexico S.A. and Compania Minera Paramount SAC. Our primary focus is our Mexican subsidiary where we will exploit existing opportunities in our San Miguel property grouping.

Recent Financings

On March 30, 2007, we completed a private placement of 10,398,496 units (the “Units”) of our securities at price of $2.10 Unit (the “Issue Price”) for gross proceeds of $21,836,841.

Each unit is comprised of one share of common stock in the capital of the Company and one-half of one common stock purchase warrant of the Company. Each whole Warrant shall entitle the holder thereof to acquire one share of common stock in the capital of the Company (a “Warrant Share”) at an exercise price of $2.90. In connection with this offering, we also issued 623,909 broker warrants. We are obligated to register the securities offered in this financing.

Revenues

We are an exploratory mining company with no revenues to date from operations. All revenues to date represent interest income which we have earned as a result of our cash holdings. Our cash holdings were generated from the sale of our securities. Interest income was $2,434 and $2,695 for the three and nine months ended March 31, 2007 as compared to $3,892 and $5,018 during the comparable period in the prior year. Interest income declined as we utilized a significant portion of our cash reserves for geological fees, acquisition of mining interests and general working capital. We anticipate our interest income will increase in the coming year with the completion of our latest round of financing and irrespective of any proceeds from the exercise of any common stock purchase warrants.

Operating Expenses

We incurred expenses totaling $6,255,101 and $12,232,732 for the three and nine month period ended March 31, 2007 as compared to $743,140 and $1,077,895 for the three and nine months ended March 31, 2006. Consulting fees were $1,264,229 and $2,851,036 as compared to $484,518 and $486,018. We did not record any financing fees prior to the quarter ended March 31, 2007. Corporate communications and investor relation fees were valued at $904,947 and $2,235,250 as compared to $484,518 and $486,018. The significant increase in all of these expenses as well the other expenses identified in our Statement of Operations is the result of increased costs that we have incurred in acquiring various mining rights and exploratory costs related thereto.

We issued a total of 920,000 shares of our Common Stock for services rendered and 400,000 shares of our Common Stock for the acquisition of mineral properties. The value of the Common Stock was determined based upon the closing bid price of our Common Stock on the date of grant.

We recorded stock based compensation expense of $2,009,152 as a result of stock options granted to employees and management pursuant to the 2006/07 Stock Incentive and Compensation Plan. All stock options were priced at fair market value based on trading prices on the date of grant.

Net Income (loss)

Our Net Loss for the three and nine months ended March 31, 2007 was $(6,252,667) and $(12,230,037) as compared to a Net Loss of $(739,248) and $(1,072,877) for the three and nine months ended March 31, 2006. Our Net Loss per Share was $(0.163) and $(0.357) as compared to a Net Loss per Share of $(0.024) and $(0.035) for the comparable periods in 2006. Until such time as we are able to identify mineral deposits which we believe can be extracted in a commercially reasonable manner, of which there can be no assurance, we will continue to incur ongoing losses.

Liquidity and Capital Resources

Assets and Liabilities

As of March 31, 2007, we had cash totaling $19,863,136 as compared to $465,791 as of June 30, 2006. Accounts receivable totaled $436,508 as compared to $177,110 and prepaid expenses and deposits of $2,828,513 as compared to $230,665. We had total current assets of $23,128,157 as compared to $873,566. The significant increase in our cash holdings is directly attributable to the completion of our March 30, 2007 financing.

Our long term assets at March 31, 2007 were $4,502,296 as compared to $2,932,800 while our fixed assets totaled $164,634 as compared to $42,303. Total assets as at March 31, 2007 were $27,795,087 as compared to $3,848,669 as at June 30, 2006. The significant increase in our fixed assets is in connection with our mineral properties and the payments we have made in connection therewith.

Our current liabilities as of March 31, 2007 were $1,333,453 as compared to $429,246 as of June 30, 2006. We have a working capital surplus of $21,794,704 as compared to a working capital surplus of $444,320 as of June 30, 2006. As a result of the March 30, 2007 financing, we anticipate that we will be able to meet our currently existing ongoing contractual commitments for any property or mineral rights and have sufficient financial resources to fund our ongoing exploration and geological endeavors

Plan of Operation

Exploration

Our plan of operation for the next twelve months is to focus our exploratory efforts on the San Miguel groupings. We intend to drill an additional 50,000 meters of drill holes at an approximate cost of $10,000,000. Approximately 13,000 meters has been completed to date at an approximate cost of $4,000,000. Based on drill rig availability and weather, the drilling program will continue uninterrupted through 2007 and much of 2008. At June 26, 2007 we had one drill rig active at the property with additional core and rotary drill rigs expected to be secured over the summer.

Other exploration activities commenced earlier in 2006, and include remote sensing survey and analysis, data reviews, resource modeling, geophysical surveys and modeling, re-logging of available drill core and rotary cuttings, and rock chips and soil sampling. Geophysical surveys and modeling including gravity have been completed and an IP (electrical) survey is on-going.

MATTERS RELATED TO OUR EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers and Directors

Our executive officers and directors are:

Name	Position	Held Since
Christopher Crupi	CEO/CFO/Treas/Sec/Dir	2005
William Reed	VP/Director	2005
Daniel Hachey(2)(3)	Director	2006
Dr. John Carden(1)(2)	Director	2006
Michel Yvan Stinglhamber(1)(3)	Director	2007
Ian Talbot(1)(2) (3)	Director	2007

———————

(1)

Member of the Audit Committee.

(2)

Member of the Compensation Committee.

(3)

Member of the Nominating Committee.

Each of our directors is serving a term which expires at the next annual meeting of shareholders and until his or her successor is elected and qualified or until he or she resigns or is removed. Our officers serve at the will of our Board of Directors.

The following information summarizes the business experience of each of our directors for at least the last five years:

Christopher Crupi

Mr. Crupi is a chartered accountant. He serves as our President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director. Mr. Crupi founded the Company in 2005 and oversees the administrative and operational activities of the Company. From 2000 to 2004, Mr. Crupi was a Vice President of PricewaterhouseCoopers LLP. In addition to his duties at Paramount, Mr. Crupi is also President and Chief Financial Officer of AmMex Gold Mining Corp., a publicly traded mining exploration company with property interests in both the United Sates and Mexico. Mr. Crupi received his Bachelor of Commerce degree from the University of Ottawa in 1992 . Mr. Crupi received his Chartered Accountant designation in 1995.

Charles William Reed

Mr. Reed serves as our Vice President and Director. Mr. Reed has been our Vice President since 2005. Mr. Reed is our manager of exploration in Mexico. Mr. Reed has committed 50% of his time to his duties at Paramount. In addition to his duties at Paramount, Mr. Reed is also Chief Geologist of AmMex Gold Mining Corp. Mr. Reed has significant mining experience in Mexico, as he was formerly Chief Geologist - Mexico for Minera Hecla S. A. de C. V. (“Hecla”), a subsidiary of Hecla Mining (NYSE:HL) from 1998 to 2004, and Regional Geologist, Mexico and Central America for Echo Bay Exploration from 1993 to 1998. While at Hecla, Mr. Reed supervised detailed exploration at the Noche Buena project, Sonora, and the San Sebastian silver and gold mine, Durango. Mr. Reed received his Bachelor of Science Degree, Mineralogy, from the University of Utah in 1969 and is a Registered Professional Geologist in the State of Utah. He also completed an Intensive Spanish Program at Institute De Lengua Espanola, San Jose, Costa Rica in 1969.

John Carden, Ph.D.

Dr. Carden joined the Company as a director in 2006. Dr. Carden has more than twenty years experience in exploration management, teaching, and research. Since 2001 Dr. Carden has been a geologic consultant for several junior resource companies. Dr. Carden is currently a director of Corex Gold Corporation and Magnum Uranium Corp., each TSX Venture Exchange listed companies. From 1998 to 2001, Dr. Carden was the President of Latitude Minerals Corporation, a publicly traded company on the Canadian Venture Exchange, and Director of U.S. Exploration for Echo Bay Mining from 1992 to 1998. Dr. Carden is a licensed Professional Geologist in the State of Washington. Dr. Carden received both his Bachelor of Science and Master of Science in geology from Kent State University in 1970 and 1971, respectively, and his doctorate in geology from Geophysical Institute, University of Alaska in 1978.

Daniel Hachey

Mr. Hachey joined the Company as a director in 2006. Mr. Hachey has a strong capital markets background with twenty years of experience in investment banking largely in the area of public equity financing including initial public offerings and private placements. Currently, Mr. Hachey is President and CEO of Greenwich Global Capital Inc., a public capital pool company listed on the TSX Venture Exchange. From 2003 to 2003, Mr. Hachey was President and CEO of Valencia Ventures Inc., a publicly-traded mining company listed on the TSX Venture Exchange. From 2001 to 2003, he led the Mining Investment Banking Group at Research Capital Corp. From 1998 to 2001, Mr. Hachey was at HSBC having left as Senior Vice President and Director, Head of Technology Group (investment banking). Mr. Hachey received a Bachelor of Science degree from Concordia University in 1982 and a Master of Business Administration degree in finance from McGill University in 1986.

Michel Yvan Stinglhamber

Mr. Stinglhamber joined the Company as a director in May 2007. Mr. Stinglhamber has significant experience in the Mexican mining industry. He currently represents Umicore Belgium in Mexico and as a director for Unimet SA de CV, a wholly owned subsidiary of Umicore Belgium which is active in the fields of precious metals exploration. Mr. Stinglhamber is also the Chairman of the Mining Group-Compania Minera Misiones SA de CV located in Mexico. He is also on the Board of Directors of Marina Costa Baja in Mexico.

Since 1991, Mr. Stinglhamber has been involved in a number of mining ventures in Mexico. He was the president of the Belgo Luxemburg Mexican Chamber of Commerce in 1987, and in 2002, was awarded the Belgian decoration of “Officer of the Crown”.

Ian Talbot

Mr. Talbot joined the Company as a director effective May 31, 2007. He is an attorney and has significant experience with both mining and exploration stage companies. He is the president and CEO of Arcus Development Group Inc., a junior mineral exploration company. He is also a director of Rimfire Minerals Corporation, a junior exploration company listed on the TSX Venture Exchange. In addition, Mr. Talbot currently acts as associate legal counsel to Morton & Company, a boutique securities law firm in Vancouver, Canada.

Between 2002 and 2006, Mr. Talbot was employed by BHP Billiton World Exploration Inc. as senior legal counsel and worked exclusively on mineral property acquisitions, dispositions and related junior exploration company financings. During 2005, Mr. Talbot also acted as a BHP Billiton commercial manager and was responsible for the management of a junior exploration company stock portfolio valued in excess of US$20 million.

Prior to joining BHP Billiton, Mr. Talbot was a practicing attorney concentrating in corporate and securities matters for both public and private companies. He received his Bachelor of Laws degree from the University of British Columbia in 1989 and received a Bachelor of Science (geology) from Brandon University in 1984.

Compensation of Directors and Executive Officers

The following tables present information about compensation of the Company’s “Officers and Director” for the nine months ended March 31, 2007 and for the fiscal years ended June 30, 2006 and 2005.

		Annual Compensation					Long-Term Compensation
							Awards
Name and Principal Position	9 Mos Ended 3/31/07 and Year Ended June 30	Salary ($)		Bonus/ Commission ($)		Other Annual Compensation ($)	Securities Under Options Granted (3)(1)	Share Based Compensation – Shares Granted ($)
Christopher Crupi	3/31/07			$35,000	(5)	—	400,000	$630,000	(3)
Chief Executive Officer	2006	—		—		—	—	—
Chief Financial Officer and Director	2005	—		—		—	—	—

Charles William Reed	3/31/07	$22,650	(2)	$35,000	(5)	—	400,000	$562,500	(4)
Vice-President and	2006	$62,641	(2)	—		—	—	—
Director	2005	—		—		—	—	—

Daniel Hachey	3/31/07	—			(6)	$15,000	300,000	$210,000
Director	2006	—		—		—	—	—
	2005	—		—		—	—	—
John Carden	3/31/07	—		—		—	—	$102,101	(7)
Director	2006	—		—		—	—	—
	2005	—		—		—	—	—
Michel Yvan Stinglhamber	3/31/07	—		—		—	145,000	—
Director	2006	—		—		—	—	—
	2005	—		—		—	—	—
Ian Talbot	3/31/07	—		—		—	—	—
	2006	—		—		—	—	—
	2005	—		—		—	—	—

———————

(1)

No options were issued as of June 30, 2006.

(2)

Charles William Reed received the sum of $62,641 on account of fees and disbursements as a professional geologist during the year ended June 30, 2006 and $22.650 on account of fees for the nine months ended March 31, 2007.

(3)

Represents the issuance of 300,000 share of common stock in consideration of services rendered during the Company’s developmental stages.

(4)

Represents the issuance of 250,000 shares of common stock in consideration of services rendered during the Company’s developmental stages.

(5)

Christopher Crupi and Charles William Reed each received a fee of $35,000 for their work during the period January to March 2007 in connection with time spent on the financing of the Company.

(6)

Does not include $870,000 paid to Mr. Hachey in April 2007. See “Certain Relationships and Related Transactions”.

(7)

Represents the issuance of 45,000 shares of our Common Stock in consideration for joining our Board of Directors.

Director Compensation

We reimburse our directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of any committees thereof. Mr. Hachey was paid a fee of $870,000 in connection with our March 30, 2007 financing.

Employment Agreements

Commencing April 1, 2007 Christopher Crupi entered into a consulting agreement with the Company which provides for payment of $13,000 per month in consideration for his serving as our chief executive officer.

Commencing April 1, 2007, we pay Charles Reed, our vice president and chief geologist $7,500 per month ($750 per day) in consideration for his agreement to work a minimum of ten (10) days per month. Most of this time is spent in the field at our various mining properties or investigating and conducting due diligence on our behalf for other prospective acquisitions.

Option Grants

As of May 31, 2007 each of our directors has been granted the following options:

Name	No. of Options	Grant Date	Exercise Price	Expiration Date
Christopher Crupi (1)	400,000	10/31/06	$2.06	October 31, 2011
Charles Reed (1)	400,000	10/31/06	$2.06	October 31, 2011
John Carden (2)	0
Daniel Hachey (3)	200,000	11/30/06	$2.17	November 30, 2011
Daniel Hachey (3)	100,000	1/4/07	$2.37	November 14, 2011
Michel Yvan
Stinglhamber(4)	145,000	5/9/07	$2.92	May 8, 2009
Ian Talbot(5)	0

———————

(1)

Christopher Crupi and Charles Reed were granted 400,000 options as executive officers for long term incentive to build shareholder value.

(2)

In lieu of the grant of any options, John Carden was granted 45,000 shares of common stock to join our Board of Directors.

(3)

Daniel Hachey was granted 300,000 options as incentive for strategic consulting, 30,000 shares to join the board of directors, and 70,000 shares to sit on various committees of the board of directors.

(4)

Michel Yvan Stinglhamber was granted 145,000 options to join the board of directors and receives a fixed fee of $2,000 per month to sit as a director.

(5)

The board has not yet granted compensation to Ian Talbot but expects to do so in the future.

Warrant Grants

In connection with various financings that we have secured, we have outstanding warrants to purchase a total of 7,322,407 shares of our common stock:

No. of Warrants	Grant Date	Strike Price	Expiration Date
327,750 (1)	June 5, 2006	$ 4.77	June 4, 2008
11,950 (2)	March 30, 2007	2.90	March 29, 2009
6,000 (3)	March 30, 2007	2.90	March 29, 2009
1,171,500 (4)	Various	2.50	To February 13, 2009
5,181,298 (5)	March 30, 2007	2.90	March 29, 2009
623,909 (6)	March 30, 2007	2.10	March 29, 2009

———————

(1)

Issued to Teck Cominico Ltd. as part of the formation of the Andean Gold Alliance. .

(2)

Issued to Christopher Crupi as part of the Company’s $21,836,841 financing on March 30, 2007 (the “Financing”) whereby the Company sold 10,398,496 units (the “Units”) at a price of $2.10 per Unit (the “Issue Price”). Each unit is comprised of one share of common stock in the capital of the Company and one-half of one common stock purchase warrant

(3)

Issued to William Reed as part of the March 30, 2007 Financing.

(4)

Issued to various non-affiliated investors as part of a financing conducted by the Company.

(5)

Issued to various non-affiliated investors as part of the March 30, 2007 Financing.

(6)

Issued to various broker /dealers who participated in the March 30, 2007 Financing.

Equity Compensation Plans

Our Board of Directors has approved the 2007/08 Stock Incentive and Equity Compensation Plan. The effectiveness of the Plan is subject to shareholder approval. The plan will permit the Company to issue up to 4,000,000 shares of our Common Stock.

In addition, under the Plan, non-qualified stock options and/or grants of our common stock may be granted to key persons assisting in our development, including officers, directors, employees and consultants. The Plan will be administered by the Compensation Committee of the Board of Directors. The Committee will have the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards or grants.

Certain Relationships and Related Transactions

The Company issued demand notes in the amount of $188,700 payable to a corporation in which Christopher Crupi is also a director. The demand note was non-interest bearing and was subsequently converted into 73,756 common shares of the Company priced at trading values at the time.

In 2006, the Company entered into a premises lease agreement for office space in Ottawa with a corporation having Christopher Crupi as a director. The Company pays a monthly rent of $4,000 We believe that the amount of monthly rent we pay represents the fair market value that we would pay for similar leased space.

In connection with strategic planning and consulting services provided by Daniel Hachey, he was paid a fee of $870,000. These services enabled us to secure the $21.7 million in financing. Without Mr. Hachey’s assistance, management does not believe that it would have been successful in securing the financing.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of May 31, 2007, on which date there were 50,169,928 shares outstanding, inclusive of any shares which could be exercised pursuant to any options or warrants owned by the named individual, by each person known by us to beneficially own 5% or more of the outstanding shares of such class of stock, based on filings with the Securities and Exchange Commission and certain other information, each of our “named executive officers” and directors, and all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities, which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined.

Except as otherwise indicated in the notes to the following table, we believe that all shares are beneficially owned, and investment and voting power is held by the persons named as owners

Name	No. of Shares of Common Stock	Percent of Class
Christopher Crupi	4,035,850	8.0%
Sprott Asset Management Inc.	4,856,000	9.7%
Libra Advisors Inc.	4,762,000	9.5%
Charles Reed	918,000	1.8%
Michel Yvan Stinglhamber	145,000	0.3%
Daniel Hachey	450,000	0.9%
John Carden	45,000	0.1%
Ian Talbot	0	0%
(All officers and directors	5,633,850	11.1%
as a group 6 persons)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on May 31, 2007. As of May 31, 2007, there were 46,502,478 shares of our common stock issued and outstanding.

SELLING SECURITY HOLDERS

On behalf of the selling security holders, we have agreed to file a registration statement with the SEC covering the resale of our common stock as described in this prospectus. We have also agreed to use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling security holders have been sold or may be sold without registration or prospectus delivery requirements under the 1933 Act. We will pay the costs and fees of registering the shares, but the selling security holders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling security holders from time to time under Rule 415 of the 1933 Act. Our agreement with the selling security holders was entered into with the intention of providing those security holders with additional liquidity with respect to their ownership of shares of our common stock .

The selling security holders may offer our securities covered under this prospectus for resale from time to time. The selling security holders may also sell, transfer or otherwise dispose of all or a portion of our securities in Canada or in transactions exempt from the registration requirements of the 1933 Act.

The table below presents information as of May 31, 2007 regarding the selling security holders and the shares of our common stock that the selling security holders may offer and sell from time to time under this prospectus. The table is prepared based on information we were able to secure from public filings and transfer agent records. Although we have assumed, for purposes of the table below, that the selling security holders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling security holders. Information covering the selling security holders may change from time to time, and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares	Shares Currently Outstanding and Being Registered	Warrant Shares Being Registered In Offering	Total Shares Being Registered in Offering
Chad Williams	0		15,000	7,500	22,500
Sheri Kagan	0		23,810	11,905	35,715
Rickard Vernon	0		50,000	25,000	75,000
Michael Pilmer	0		24,000	12,000	36,000
Greg Edwards	0		150,000	75,000	225,000
Nigel Lees	0		10,000	5,000	15,000
Catherine Stovel	0		14,000	7,000	21,000
462360 Ontario Limited	0		15,000	7,500	22,500
Michael Bensky	0		10,000	5,000	15,000
Majodasu Holdings	0		10,000	5,000	15,000
World Wide Meetings & Motivaton	0		10,000	5,000	15,000
Henry Gin	0		10,000	5,000	15,000
Andrew Keenan	0		10,000	5,000	15,000
Wei-Tek Tsai/WnYanDeng	0		26,400	13,200	39,600
Antonio Priolo	0		5,000	2,500	7,500
Holden Co Ltd.	0		50,000	25,000	75,000
Gerald Ruth	0		10,000	5,000	15,000
Antonio Scaletta	0		7,100	3,550	10,650
1067323 Ontario Ltd	0		40,000	20,000	60,000
Scott Cowie	0		10,000	5,000	15,000
Bryan Joseph	0		4,762	2,381	7,143
Charles Reed	500,000	1.1%	12,000	6,000	18,000

Name of Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares	Shares Currently Outstanding and Being Registered	Warrant Shares Being Registered In Offering	Total Shares Being Registered in Offering
Jeffrey Klein	1,500	*	4,762	2,381	7,143
Thomas Beaman	0		10,000	5,000	15,000
Stephen Frost	0		10,000	5,000	15,000
Chris Halkai	110,000		5,000	2,500	7,500
Christopher Crupi	3,600,000	7.8%	23,900	11,950	35,850
Christos Theodossiou	72,500	*	30,000	15,000	45,000
Cynthia Joseph	0		7,100	3,550	10,650
Roger Hart	0		10,000	5,000	15,000
Narinder Birgi	0		10,000	5,000	15,000
Asif Malik	0		5,000	2,500	7,500
Dean Hanisch	67,500	*	31,000	15,500	46,500
Econo Petroleum Inc	59,274	*	50,000	25,000	75,000
Lucie Letellier	60,760	*	35,000	17,500	52,500
Karl Zetmeir	387,500	*	100,000	50,000	150,000
Joshua Abiscott	17,500	*	10,000	5,000	15,000
Joanna Theodossiou	2,000	*	5,000	2,500	7,500
Housam Raslan	0		10,000	5,000	15,000
Hagop Tozak	0		4,762	2,381	7,143
Giovanni Caminiti	72,500	*	20,000	10,000	30,000
Lila McLean	0		10,000	5,000	15,000
Greg McKenzie	0		25,000	12,500	37,500
Bardya Technologies Inc.	0		25,000	12,500	37,500
Greg Edwards	0		50,000	25,000	75,000
Leonard Carter	0		50,000	25,000	75,000
1255921 Alberta Inc	0		9,500	4,750	14,250
Kenneth Der	0		12,000	6,000	18,000
Roel Vander Goot	0		10,000	5,000	15,000
Joe Bachmier	0		10,000	5,000	15,000
Leo Bachmier	0		5,000	2,500	7,500
Clarence Harker	0		5,000	2,500	7,500
Orlyn Kostenuk	0		5,000	2,500	7,500
Richard Pucci	0		9,500	4,750	14,250
Alpha Capital Ltd	235,294	*	100,000	50,000	150,000
Hesham Osman	0		25,000	12,500	37,500
Polar Securities Inc	0		100,000	50,000	150,000
Bruce Hamilton	0		10,000	5,000	15,000
Kirk Lubyk	0		5,000	2,500	7,500
Wayne Adlam	0		100,000	50,000	150,000
Stuart Isherwood	0		30,000	15,000	45,000
Matt Skipp	0		40,000	20,000	60,000
R. Jeffrey White	0		25,000	12,500	37,500
Joseph Dayian	0		10,000	5,000	15,000
Richard Gray & Helen Gray	0		4,000	2,000	6,000
Libra Fund LP	0		1,904,000	952,000	2,856,000
Libra Offshore Ltd.	0		477,000	238,500	715,500
Sprott Asset Management Inc.	0		2,428,000	1,214,000	3,642,000

Name of Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares	Shares Currently Outstanding and Being Registered	Warrant Shares Being Registered In Offering	Total Shares Being Registered in Offering
Mackenzie Financial Corp #C1042	0		135,000	67,500	202,500
Mackenzie Financial Corp #434	0		865,000	432,500	1,297,500
Sentry Select Precious Metals and Mining Trust	0		528,500	264,250	792,750
Sentry Select Precious Metals, Growth Fund	0		528,500	264,250	792,750
Lionhart Investments Limited	0		250,000	125,000	375,000
Marc Sontrop	0		10,000	5,000	15,000
BTR Global Prospector Trading Ltd	0		350,000	175,000	525,000
TD Asset Management Inc	0		142,900	71,450	214,350
Artemis Silver Fund	0		50,000	25,000	75,000
Blackmont Capital Inc.(3)			0	311,955	311,955
Haywood Securities Inc.(3)			0	124,782	124,782
Canacord Capital Corporation (3)			0	124,782	124,782
Raymond James Ltd.(3)			0	62,391	62,391
Gary Wilson	0		12,000	6,000	18,000
George Rabay	5,650	*	5,000	2,500	7,500
David Cowling	0		20,000	10,000	30,000
767269 Ontario Ltd.	0		10,000	5,000	15,000
2035718 Ontario Inc.	0		60,800	30,400	91,200
Robert Quartermain	0		12,000	6,000	18,000
Lynda Bartlett	0		10,000	5,000	15,000
Raster Investments	0		10,000	5,000	15,000
Jacqueline Bracken	0		10,000	5,000	15,000
Tony Oram	0		150,000	75,000	225,000
Jemekk Capital Management	0		200,000	100,000	300,000
Macquiarie Bank Limited	0		476,200	238,100	714,300
David Griefenberger	0		20,000	10,000	30,000
Derek Oram	0		25,000	12,5000	37,500
Advocate Realty	0		10,000	5,000	15,000
Royal Capital Management	0		125,000	62,500	137,500

———————

(*)

represents less than 1%

(1)

Figures include the shares of common stock being registered and shares underlying warrants being registered in the registration statement of which this prospectus forms a part.

(2)

Percentage is based on 46,502,478 shares of common stock outstanding as of May 31, 2007.

(3)

Blackmont Capital Inc., Haywood Securities Inc., Canaccord Capital Corporation and Raymond James Ltd. served as the Placement Agent in connection with the sale of the Units (collectively, the “Agents”). In connection therewith, in addition to commissions and fees totaling of $1,310,210.46, the Agents received in the aggregate 623,909 shares of common stock commencing March 30, 2007 and continuing for a period of 24 months thereafter at an exercise price of $2.10 per share.

PLAN OF DISTRIBUTION

The selling security holders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock and/or the Warrants and the shares underlying such Warrants from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over-the-counter market, on one or more exchanges, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling security holders may negotiate, and may pay, broker or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling security holders may allow other brokers or dealers to participate. However, the selling security holders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the 1933 Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the 1933 Act.

All of the shares and Warrants and the shares underlying such Warrants which are being offered by the selling security holders are also being qualified for distribution in Canada under a prospectus filed in provinces where certain of the selling security holders reside. As a result, we are unable to determine whether and to what extent the shares or Warrants will be sold pursuant to this prospectus or under a prospectus to be filed with securities regulatory authorities in Canada.

The methods by which the selling security holders may sell the shares of our common stock or Warrants include:

•

a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•

sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•

ordinary brokerage transactions and transactions in which a broker solicits purchases;

•

an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•

privately negotiated transactions;

•

short sales;

•

through the distribution of the securities by any selling security holder to its partners, members or stockholders;

•

any combination of these methods of sale; or

•

any other legal method.

A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including without limitation, in connection with distributions of the securities by those broker-dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

In addition to selling their shares or Warrants under this prospectus, the selling security holders may sell their shares or Warrants in Canada or may transfer their shares or Warrants by other methods not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling security holder who uses this prospectus to sell his shares or Warrants will be subject to the prospectus delivery requirements of the 1933 Act.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling security holders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling security holders. This may affect the marketability of our common stock.

The selling security holders may use agents to sell the shares or Warrants. If this happens, the agents may receive discounts or commissions. The selling security holders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, broker, dealers or agents involved in the sale of the shares or Warrants. The selling security holders and any underwriters, broker, dealers or agents that participate in the distribution of our common stock or Warrants offered hereby may be deemed to be “underwriters” within the meaning of the 1933 Act, and any profit on the sale of shares or Warrants by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the 1933 Act. The selling security holders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares or Warrants, including liabilities arising under the 1933 Act.

Upon notification by the selling security holders that any material arrangement has been entered into with a broker or dealer for the sale of the shares or Warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the 1933 Act, disclosing the material terms of the transaction.

We have agreed to indemnify in certain circumstances the selling security holders against certain liabilities, including liabilities under the 1933 Act. The selling security holders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the 1933 Act, as amended.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 100,000,000 shares of common stock, $.001 par value per share. As of May 31, 2007, we had 46,502,478 shares of common stock issued and outstanding.

The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed or incorporated as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock issuable upon exercise of Warrants offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our security holders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, pursuant to the laws of the State of Delaware, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Warrants

A Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised, and as such will not have any voting rights or other such rights until the Warrants are exercised and the underlying common stock has been issued. Warrantholders may exercise their Warrants only if the common stock underlying their Warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the Warrantholder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Warrants which were issued as part of our March 30, 2007 financing are exercised.

If an effective registration statement is not available at the time of exercise, a holder may exercise the Warrants as follows:

•

A holder that is not a U.S. person (as defined in Regulation S of the Securities Act) may exercise the Warrant if the holder is not in the United States; is not exercising the Warrants for, or on behalf or benefit of, a U.S. person or person in the United States; does not execute or deliver the Warrant exercise form in the United States; agrees not to engage in hedging transactions with regard to the common stock prior to the expiration of a one-year distribution compliance period; acknowledges that the shares of common stock issuable upon exercise of the Warrants are “restricted securities” as defined in Rule 144 of the Securities Act and acknowledges that the company shall refuse to register any transfer of the common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

•

Other holders may exercise the Warrants in transactions that do not require registration under the Securities Act or any applicable U.S. state laws and regulations upon furnishing to the company an opinion of counsel of recognized standing in form and substance satisfactory to Paramount.

Under no circumstances will we be required to pay any holder the net cash exercise value of any Warrant regardless of whether an effective registration statement or an exemption from registration is available or not.

Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us or that we will have an effective registration statement in place at the time Warrantholders intend to exercise their Warrants.

To exercise a Warrant, a Warrantholder must deliver to our transfer agent the certificate representing the Warrant on or before the Warrant expiration date with the form on the reverse side of the Warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of Warrants being executed. We will not issue any fractional shares of common stock upon exercise of the Warrants.

The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in accordance with the terms of the Warrant Indenture, in the event that we:

•

fix a record date for issuance of certain dividends or distributions;

•

subdivide or split our common stock into a greater number of shares;

•

consolidate, reduce or combine the outstanding amount of common stock into a lesser number of shares; or

Broker Warrants

In connection with the private placement completed on March 30, 2007 we issued broker warrants entitling the broker-dealers which acted as our Agent to acquire up to 623,909 Warrants at an exercise price of $2.10 share until March 30, 2009.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options, Warrants and broker warrants) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

Rule 144

Under Rule 144, as it is currently in effect, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of the then outstanding shares of our common stock; or

•

the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC if our common stock is listed on a national securities exchange or quoted on the automated quotation system of a national securities organization at the time of the proposed sale. Otherwise, the volume limitation is limited to 1% of our then-outstanding common stock.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who has owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, these reports and other information at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

The legality of the issuance of shares offered hereby will be passed upon by the Law Offices of Jeffrey G. Klein, P.A. located in Boca Raton, Florida. Mr. Klein subscribed for 4,762 Units in the March 30, 2007 financing consisting of 4,762 shares of Common Stock and warrant to purchase a total of 2,381 shares of Common Stock. Mr. Klein is a selling security holder and all of these shares are being registered. Prior to subscribing for these shares, Mr. Klein owned 1,500 shares of the Company’s common stock.

EXPERTS

The financial statements of Paramount Gold Mining Corp. appearing in our Annual Report on Form 10-KSB for the year ended June 30, 2006, have been audited by HLB Cinnamon Jamg Willoughby & Company, registered independent accountants.

The technical information relating to our San Miguel property, including the estimate of mineralized material in place at San Miguel groupings, has been included in this prospectus in reliance on the report prepared by Delve Consultants, LLC.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent is Mellon Investor Services LLC whose address is 480 Washington Boulevard, Jersey City, NJ 073101.

FINANCIAL STATEMENTS

The following consolidated financial statements of Paramount Gold Mining Corp. listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Page
Audited Financial Statements for the Years Ended June 30, 2006 and 2005
Auditor’s Report	F-2
Balance Sheet as of June 30, 2006 and June 30, 2005	F-3
Statement of Operations for the years ended June 30, 2006 and 2005	F-4
Statement of Cash Flows for the year ended June 30, 2006	F-5
Statement of Stockholders Equity for the year ended June 30, 2006	F-6
Notes to Consolidated Financial Statements	F-7 – F-17
Financial Statements for the period ended March 31, 2007
Balance Sheet as at March 31, 2007 (unaudited) and June 30, 2007 (audited)	F-18
Statement of Operations for the Three and Nine Months Ended March 31, 2007 and for the Three and Nine Months Ended March 31, 2006 (unaudited)	F-19
Statements of Cash Flows for the Three Months Ended March 31, 2007 and March 31, 2006 and Cumulative Since Inception (unaudited)	F-20
Statement of Stockholders’ Equity for the Three Months Ended March 31, 2007 (unaudited)	F-21
Notes to Financial Statements (unaudited)	F-22 – F-32

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Stockholders of Paramount Gold Mining Corp. (An Exploration Stage Corporation):

We have audited the accompanying consolidated balance sheet of Paramount Gold Mining Corp. as at June 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2006 and 2005. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether these financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing and opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2006 and 2005 and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles in the United States of America.

These consolidated financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note 1 b) to the consolidated financial statements, the company has incurred recurring net losses and a net capital deficiency. These factors raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans to rectify the capital deficiency and losses are outlined in Note 1 b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(signed) Cinnamon Jang Willoughby & Company

Chartered Accountants

Burnaby, Canada

September 22, 2006

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

BALANCE SHEET

AS AT JUNE 30, 2006 AND JUNE 30, 2005

(Expressed in United States Dollar, Unless Otherwise Stated)

	June 30, 2006	June 30, 2005
ASSETS
Current Assets:
Cash	$465,791	$11,250
Amounts receivable	177,110	—
Prepaid and Deposits	230,665	—
	873,566	11,250
	2,932,800	—

Long-term Assets:
Mineral properties (Note 7)
Equipment (Note 8)	42,303	—
	2,975,103	—
	$3,848,669	11,250

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities

Current Liabilities:
Accounts payable	$223,666	$—
Demand Note (Note 6)	429,246	—

Shareholder’s Equity:
Capital stock (Note 4)	30,966	11,268
Additional Paid in Capital	4,820,690	1,755
Contributed Surplus	444,002	—

Deficit accumulated during the Development Stage	(1,876,235)	(1,773)
	3,419,423	11,250
	$3,848,669	$11,250

Going Concern (Note 1 b)

Signed on behalf of the Board of Directors

“Christopher Crupi”	“Charles William Reed”
Director	Director

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2006

(Expressed in United States Dollar, Unless Otherwise Stated)

	For the Year Ended June 30, 2006	For the Year Ended June 30, 2005	Cumulative Since Inception March 29, 2005 to June 30, 2006
Interest income	$6,860		$6,860
Expenses:
Incorporation costs	—	1,773	1,773
Exploration	533,616	—	533,616
Professional fees	205,705	—	205,705
Travel and lodging	77,127	—	77,127
Geologist fees and expenses	524,409	—	524,409
Corporate communications	118,461	—	118,461
Consulting fees	299,877	—	299,877
Marketing	73,101	—	73,101
Office and administration	34,876	—	34,876
Interest and service charges	4,604		4,604
Insurance	4,900	—	4,900
Amortization	4,646		4,646
	1,881,322	—	1,883,095
Net Loss	1,874,462	—	1,876,235
Deficit, beginning	1,773	1,773	—
Deficit, ending	$1,876,235	$1,773	$1,876,235
Earnings (Loss) per share (basic and diluted)	$(0.04)	$(0.00)	$(0.05)
Weighted average number of shares outstanding (basic and diluted)	46,980,630	22,535,452	37,440,895

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2006

(Expressed in United States Dollar, Unless Otherwise Stated)

	For the Year Ended June 30, 2006	For the Year Ended June 30, 2005	Cumulative Since Inception to June 30, 2006
Operating Activities:

Net Loss	$(1,874,462)	$—	$(1,874,462)
Adjustment for:
Amortization	4,646	—	4,646
Consulting services issued for shares	286,377	—	286,377
(Increase) Decrease in accounts receivable	(177,110)	—	(177,110)
(Increase) Decrease in prepaid expenses	(64,374)	—	(64,374)
Increase (Decrease) in accounts payable	223,666	—	223,666

Cash from Operating Activities	(1,601,257)	—	(1,601,257)

Investing Activities:

Purchase of Mineral Properties	(1,455,000)	—	(1,455,000)
Purchase of Equipment	(46,969)	—	(46,969)

Cash used in Investing Activities	(1,501,969)	—	(1,501,969)

Financing Activities:
Proceeds from Demand Notes Payable	205,580	—	205,580
Proceeds from Issuance of Capital Stock	3,352,187	11,250	3,363,437

Cash from Financing Activities:	3,557,767	11,250	3,569,017

Increase in Cash	454,541	11,250	465,791
Cash, beginning	11,250	—	—

Cash, ending	$465,791	$11,250	$465,791

Supplemental Cash Flow Disclosure:
Interest Paid	$3,316	$—	$—
Taxes Paid	$—	$—	$—

Non Cash Transactions (Note 3)

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED JUNE 30, 2006

(Expressed in United States dollars, unless otherwise stated)

	Shares	Par Value	Capital in Excess of Par Value	Accumulated Earnings (Deficiency)	Contributed Surplus	Total Stockholders’ Equity
Balance at inception	—	$—	$—	$—	$—	$—

Private Placement	11,267,726	11,268	1,755	—	—	13,023
Net income (loss)	—	—	—	(1,773)	—	(1,773)
Balance June 30, 2005	11,267,726	11,268	1,755	(1,773)	—	11,250

Private Placement	34,000,000	34,000	—	—	—	34,000
Forward Split	45,267,726	45,267	(45,267)	—	—	—
Returned to Treasury	(61,660,000)	(61,660)	61,660	—	—	—
Private Placements	1,301,159	1,301	3,316,886	—	—	3,318,187
Capital Issued for Services	280,000	280	452,370	—	—	452,650
Capital Issued for Mineral Properties	510,000	510	1,033,286	—	—	1,033,796
Fair value of Warrants	—	—	—	—	444,002	444,002
Net Income (Loss)	—	—	—	(1,874,462)	—	(1,874,462)
Balance December 31, 2005	30,966,611	$30,966	$4,820,690	$(1,876,235)	$444,002	$3,419,423

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States Dollars, unless Otherwise Stated)

1.

Basis of Presentation:

a)

The Company, incorporated under the General Corporation Law of the State of Delaware, is a natural resource company engaged in the acquisition, exploration and development of gold and precious metal properties. The Consolidated financial statements of Paramount Gold Mining Corp. include the accounts of its wholly owned subsidiaries, Paramount Gold de Mexico S.A. de C.V. and Compania Minera Paramount SAC.

b)

Going Concern:

The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and upon the continued financial support of its lenders and investors. The outcome of these matters cannot be predicted at this time.

Due to a lack of operational history, the Company must continue to obtain external investment capital and financing. Ongoing operations will be dependent upon the execution of the Business Plan and the successful listing of the Company on a public market.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the company be unable to continue. The company is currently involved in raising funds via share transactions.

c)

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

d)

Exploration Stage Enterprise

The Company’s consolidated financial statements are prepared using the accrual method of accounting and according to the provision of Statement of Financial Accounting No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises”, as it were devoting substantially all of its efforts to acquiring and exploring mineral properties. It is industry practice that mining companies in the development stage are classified under Generally Accepted Accounting Principles as exploration stage companies. Until such properties are acquired and developed, the Company will continue to prepare its consolidated financial statements and related disclosures in accordance with entities in the exploration or development stage.

2.

Principal Accounting Policies

The consolidated financial statements are prepared by management in accordance with generally accepted accounting principles of the United States of America. The principal accounting policies followed by the Company are as follows:

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

2.

Principal Accounting Policies: (continued)

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107 Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets including cash approximate carrying value due to the short-term maturity of the instruments.

Long Term Assets

Mineral Properties

Cost of acquiring mineral properties are capitalized until the properties have been sold, abandoned or an impairment test concludes a write-down is necessary.

Office Furniture and Equipment

Office furniture and equipment are capitalized at cost. Amortization is recorded on a declining balance basis at a rate of 20% per annum. In the year of acquisition only one half year of amortization is taken.

Mineral Property Exploration Costs

The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have note been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years; and accordingly is offset by a valuation allowance.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Translation gains and losses that arise from exchange rates fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Transactions in foreign currency are translated into U.S dollars as follows:

•

monetary items at the rate prevailing at the balance sheet date;

•

non-monetary items at the historical exchange rate;

•

revenue and expenses that are monetary items are valued at the average rate in effect during the applicable accounting period.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

2.

Principal Accounting Policies: (continued)

Asset Retirement Obligation

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognizable over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted-risk-free interest rate. To date, no material asset retirement obligation exists due to the early stage of the Company’s mineral exploration. Accordingly, no liability has been recorded.

Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company may vary form region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities.

Basic and Diluted Net Loss Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The basic and diluted EPS has been retroactively restated to take into effect the 2 for 1 stock split that occurred on July 11, 2005.

Concentration of Credit and Foreign Exchange Rate Risk

Financial instruments that potentially subject the Company to credit and foreign exchange risk consist principally of cash, deposited with a high quality credit institution and amounts receivable, mainly representing value added tax recoverable from a foreign government. Management does not believe that the Company is subject to significant credit or foreign exchange risk from these financial instruments.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

3.

Non Cash Transactions:

The company entered into certain non-cash operating, investing and financing activities as follows:

	2006	2005
Operating Activities:	$(166,291)	$—
Prepaid expenses	(286,359)	—
Consulting services

Financing Activities:
Shares issued for consulting services and mineral properties	1,660,150	—

Investing Activities:
Acquisition of mineral properties	(1,207,500)

The company issued 300,000 shares to American Stellar Energy Inc. in consideration of its option agreement for the San Miguel Groupings valued at $ .88 per share based on trading values at date of issue for total consideration of $ 264,000 and recorded as mineral property in the year ended June 30, 2006.

The Company issued 210,000 shares to Teck Cominco Limited pursuant to the terms of the Andean Gold Alliance valued at $4.25 per share as set out in agreement for total consideration of $892,500.

The Company also issued 135,000 shares for consulting services rendered valued at $3.50 per share based on trading values for total consideration of $472,500. The Company also issued 100,000 shares for consulting services rendered value at $3.23 per share based on trading values at the date of issue for total consideration of $323,000 which has been recorded as expense in the year ended June 30, 2006. The Company also issued 45,000 shares for consulting services rendered valued at $2.63 per shares based on trading values at the date of issue for total consideration of $118,350.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

4.

Capital Stock:

Authorized -

100,000,000 Common shares with a par value of $0.001

Issued and fully paid -

	Shares	Paid In Capital	Contributed Surplus
Balance, June 30, 2005	11,267,726	$11,268	1,755

(i) Shares issued	34,000,000	34,000	—
(ii) Forward split of shares - 2 new common shares for 1 old common share	45,267,726	45,267	(45,267)
(iii) Returned to Treasury	(61,660,000)	(61,660)	61,660
(iv) Private Placements	1,301,159	1,301	3,316,886
(v) Shares issued	790,000	790	2,855,560

Balance, June 30, 2006	30,966,611	$30,966	$6,190,594

———————

(i)

On July 8, 2005 the Company issued 34,000,000 shares at par value for proceeds of $34,000.

(ii)

On July 11, 2005 the Board of Directors approved a forward split of the issued and outstanding common shares on the basis of two new common shares for each existing common share.

(iii)

Effective September 30, 2005, 61,660,000 shares were returned to treasury.

(iv)

The Company issued 649,008 common shares for proceeds of $817,750 pursuant to a private placement financing at a price of $1.26 per share.

(v)

On January 10, 2006 the Company concluded arrangements for a two tranche $1,000,000 private placement financing of one year restricted common stock. The first tranche financing was priced at $3.20 per share and the second tranche financing was priced at $3.50 per share for a total share issuance of 299,107 common shares.

On May 11, 2006 the Company concluded arrangements for a $1,000,000 private placement financing of one year restricted common stock priced at $4.25 per share for a total issuance of 235,294 common shares.

The Company issued 300,000 shares to American Stellar Energy Inc. pursuant to its option agreement on the San Miguel Grouping. The Company issued 210,000 units representing one restricted common share and one share purchase warrant to Teck Cominco Limited pursuant to the Andean Gold Alliance. Additionally, the Company issued 280,000 shares for services rendered for the year ending June 30, 2006.

On May 10, 2006 the Company entered into an agreement whereby the Company issued 117,750 units representing one year restricted common stock and one share purchase warrant at a price of $4.25 per share for total consideration of $500,437 of which $122,702 was allocated to contributed surplus.

Warrants

During the year-ended June 30, 2006 the board of directors approved the issuance of warrants to purchase an aggregate of 327,500 share of the Company’s common stock. Such warrants are exercisable at prices ranging from $5.00 to $5.03 per share, vest immediately and expire on June 6, 2008.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

4.

Capital Stock: (continued)

During the year-ended June 30, 2006, there were no warrants exercised or cancelled to purchase stock of the Company.

The following share purchase warrants were granted during the year-ended June 30, 2006 and outstanding at year-end:

Number of Warrants	Exercise Price	Expiry Date
117,500	$5.00	June 6, 2008
210,000	$5.03	June 6, 2008

The investors in the May 10, 2006 private placement received share purchase warrants for the purchase of 327,500 shares of common stock which were valued at $444,002. For the purposes of estimating the intrinsic fair value of each warrant as of dates of the private placements, the Company used the Black Scholes option-pricing model. The Company estimated the fair value of the warrants assuming no expected dividends and the following assumptions:

Average risk-free interest rate	4.2%
Average expected life	2 years
Expected volatility	80%
Expected dividends	0%

5.

Related Party Transactions

During the year ended June 30, 2006, directors received payments on account of geologist fees and expenses in the amount of $69,709 (2005: $Nil).

During the year ended June 30, 2005 there were no related party transactions.

At June 30, 2006, the Company had a demand note payable of $105,580 to a company with a common director. The demand note is non-interest bearing and is due on demand.

The above transactions were recorded at the exchange amount, which was amounts agreed to between the parties.

6.

Demand Note

The demand notes payable bear interest at the rates ranging from 0% to 8% per annum and is convertible into common stock under terms to be negotiated at a later date.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

7.

Mineral Properties

The Company has three mineral properties located within Sierra Madre gold district, Mexico, and one property, known as the Linda Property in Peru. Payments have been made as follows:

	June 30, 2006	June 30, 2005
San Miguel Groupings	$2,053,000	$—
La Blanca	325,000	—
Santa Cruz	44,000	—
Montecristo III	63,000	—
Andean Gold Alliance	2,019,600	—
Andrea	20,000	—
	$4,524,600	$—

There were no payments on account of acquisition costs for the Linda property.

a.

Interest in San Miguel Groupings

The Company has an option to acquire up to a 70% interest in the San Miguel Groupings located in near Temoris, Chihuahua, Mexico. The Company’s interest in the San Miguel Groupings increases as certain milestones are met as outlined in the table below:

Interest Earned	Cash Payment	Required Exploration Expenditures	Required Share Issuances
35%	$300,000	$—	300,000
55%	$—	$1,000,000	200,000
70%	$—	$1,500,000	200,000

The Company is required to make an additional payment of $50,000 (or equivalent value of the Company’s shares) on every anniversary date of the agreement (being August 3, 2005).

In order to earn a 55% interest in the San Miguel Groupings, the Company is required to spend $1,000,000 on exploration and development prior to February 3, 2007 and to increase the interest to 70% the Company is required to spend an additional $1,500,000 prior to February 3, 2008.

As at June 30, 2006, the company has made cash payments of $300,000 and issued 300,000 Rule 144 Restricted Common Shares thus giving the company a 35% interest in the San Miguel Groupings.

The agreement contains a standard dilution clause where if either participant’s interest has been diluted to under 20%, the interest will automatically convert into a 2% NSR and the agreement will become null and void. At any time, the NSR can be reduced to 1% by either party in exchange for a $500,000 payment.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

7.

Mineral Properties (continued)

b.

La Blanca

The company has an option to acquire a 100% in the La Blanca property located in Guazapares, Chihuahua, Mexico. The option agreement requires aggregate payments of $4,300,000 as set forth in the following table:

Date	Cash Payment Required
January 20, 2006	$50,000
January 31, 2006	150,000
April 30, 2006	125,000
June 10, 2006	180,000
July 30, 2006	125,000
October 30, 2006	200,000
November 10, 2006	180,000
January 30, 2007	200,000
February 10, 2007	210,000
April 30, 2007	150,000
May 10, 2007	210,000
September 10, 2007	225,000
January 10, 2008	225,000
May 10, 2008	250,000
September 10, 2008	250,000
January 10, 2009	325,000
May 10, 2009	325,000
September 10 , 2009	435,000
January 10, 2010	435,000

American Stellar Energy, Inc. has the ability to acquire up to a 20% of the Company’s interest in the La Blanca properties by paying 20% of all payments due under the terms outlined above starting with January 30, 2007. After all payments have been made as outlined above, American Stellar will have earned an additional 10% interest in the property and thereby increased their total interest to 30% and reduced the Company’s interest to 70%.

c.

Santa Cruz

The Company has earned a 70% interest in the Santa Cruz mining concession located adjacent to the San Miguel Groupings. The terms of the agreement called for payments of $50,000 prior to March 7, 2006 and all required payments were made by the Company. The option also includes a 3% NSR payable to optioner.

d.

Montecristo III

The Company acquired the Montecristo III mining concession located near Temoris, Chihuahua, Mexico for a cost of $63,000.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

7.

Mineral Properties (continued)

e.

Andean Gold Alliance

The Company has an option to acquire a 100% interest in the Andean Gold Alliance consisting of 21 properties (10 in Argentina, 7 in Chile and 4 in Peru). The options agreement requires the Company to issue 360,000 units with each unit consisting of one common share and one share purchase warrant and to incur aggregate expenditures of $3,000,000. The share purchase warrants expire 2 years subsequent to the issue date and are exercisable at a 30% of the 20 day weighted average share price of the Company prior to the issuance. The following table sets out the dates for which the units must be issued:

Date	Required Share Issuance
Upon acceptance of agreement	210,000
October 31, 2007	50,000
October 31, 2008	50,000
October 31, 2009	50,000

The following tables sets out the dates for which aggregate expenditures must be completed:

Date	Aggregate amount of Expenditures
October 31, 2007*	$1,000,000
October 31, 2008	2,000,000
October 31, 2009	3,000,000

———————

*

Included in this commitment is a requirement of the Company to complete a minimum of 3,000 feet of drilling by October 31, 2007.

The agreement includes a 2% NSR payable to optionor upon the optionor incurring $250,000 aggregate expenditures (including a $50,000 minimum annual commitment) with respect to an individual property.

The optionor may exercise its back-in-right on each Andean Gold Alliance property within 60 days of the Company delivering notice that it has met it’s aggregate expenditure commitment of $3,000,000. The right requires the optionor to earn a 60% interest by incurring expenditures up to $6,000,000. Upon the optionor earning a 60% interest in the property the NSR requirement is extinguished. The optionor also has the ability to earn an additional 10% interest in the property by completing a feasibility study.

Included in the option agreement is a private placement whereby the optoinor purchased 117,750 units of the Company at a price of $4.25. Each unit includes one common share and one share purchase warrant exercisable at $4.77.

f.

Andrea

The Company acquired the Andrea mining concession located in the Guazapares mining district in Chihuahua, Mexico for a cost of $20,000.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

7.

Mineral Properties (continued)

g.

Interest in Linda Property

On January 9, 2006 the Company and its newly formed Peruvian subsidiary, Compania Minera Paramount SAC, signed an Agreement with Minera ABX Exploraciones S.A. (“Minera ABX”), a subsidiary of Barrick Gold Corporation, to acquire a minimum 51% interest in the Linda property. The Linda property is an exploration project and there are no known reserves. The Linda property is located at 250 km to the South-South-East of the town of Ayacucho, District of Chipao, Province of Lucanas, Department of Ayacucho, Peru and is comprised of six mining concessions totaling 4,500 hectares. The agreement calls for a two-year work commitment including 6000 metres of drilling, of which 2000 metres is a firm commitment during the first year of the deal. Once the Company has completed the drill program, it will have acquired a 51% interest in the property and will remain the operator of the project as long as it maintains a majority interest.

Minera ABX has been granted a back-in right to reach a 65% interest, exercisable at any time after the Company acquires its 51% interest in the property, if exploration work uncovers a gold resource greater than 2 million ounces. To earn its 65% interest, Minera ABX will reimburse the Company an amount equal to two times all exploration expenditures incurred by the Company and Minera ABX will become the operator of the project.

8.

Fixed Assets

2006	Accumulated Cost	Depreciation	Net Book Value
Equipment	$ 46,949	$ 4,646	$ 42,303

Equipment costs include purchases of computer equipment, field equipment and office furniture.

The Company had no equipment at June 30, 2005.

9.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $1,874,462 pursuant to SFAS No. 109 the Company is required to compute net tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statement because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset as June 30, 2006, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are disclosed below:

	Canada	Peru/Mexico

Net Operating Loss	$404,563	$1,469,899
Statutory Tax Rate	34%	30%
Effective Tax Rate	—	—
Deferred Tax Asset	$137,551	$440,969
Increase in Valuation Allowance	(137,551)	(440,969)

Net Deferred Tax Asset	$—	$—

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Expressed in United States Dollars, unless Otherwise Stated)

10.

Recent Accounting Pronouncements

a)

During June 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Correction. The new standard requires that entities which make a voluntary change in accounting principle apply that change retroactively to prior period financial statements, unless this would be impracticable. For changes in methods of depreciation, amortization or depletion for long-lived assets, the change must be accounted for prospectively, as a change in estimate. SFAS No. 154 is effective for the company’s 2007 financial statements.

b)

In June 2005, the Emerging Issues Task Force issued EIFT 04-06 – Accounting for Post-Production Stripping Costs in the Mining Industry. The EIFT requires that stripping costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF 04-06 is effective for the company’s 2007 financial statements. As at June 30, 2006 the company had no deferred stripping costs.

11.

Segmented Information

Segmented information has been compiled based on the geographic regions that the company has acquired mineral properties and performs its exploration activities. All administrative activities are carried out in Canada.

Interest income	$6,860	$—	$		$6,860
Expenses:
		—		—
Exploration	—	372,040		161,576	533,616
Professional fees	168,865	16,834		20,006	205,705
Travel and lodging	20,690	41,388		15,049	77,127
Geologist fees and expenses	—	379,505		144,904	524,409
Corporate communications	118,461	—		—	118,461
Consulting fees	—	299,877		—	299,877
Marketing	73,101	—		—	73,101
Office and administration	25,865	—		9,011	34,876
Interest and service charges	4,441	—		163	4,604
Insurance	—	—		4,900	4,900
Amortization	—	—		4,646	4,646
	411,423	1,109,644		360,255	1,881,322

Deficit, ending	$404,563	$1,109,644		$360,255	$1,874,462

Loss for the year by geographical segment	Canada	Mexico		Peru	Consolidated

Assets at June 30, 2006 by geographical segment	Canada	Mexico		Peru	Consolidated

Mineral Properties	$—	$2,505,000		$2,019,600	$4,524,600
Equipment	—	—		42,303	42,303

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

BALANCE SHEETS

AS AT MARCH 31, 2007 AND JUNE 30, 2006

(Expressed in United States dollars, unless otherwise stated)

	March 31, 2007	June 30, 2006
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$19,863,136	$465,791
Amounts receivable	436,508	177,110
Prepaid and Deposits	2,828,513	230,665
	23,128,157	873,566
Long-term Assets:
Mineral properties (Note 6)	4,502,296	2,932,800
Fixed Assets (Note 7)	164,634	42,303
	4,666,930	2,975,103
	$27,795,087	$3,848,669
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	$1,333,453	$223,666
Demand Note	—	205,580
	1,333,453	429,246
Shareholder’s Equity:
Capital stock (Note 4)	46,422	30,966
Additional paid in Capital	38,068,331	4,820,690
Contributed Surplus	2,453,154	444,002
Deficit accumulated during the Development Stage	(14,106,273)	(1,876,235)
	26,461,634	3,419,423
	$27,795,087	$3,848,669

The accompanying notes are in integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

STATEMENT OF OPERATIONS

(UNAUDITED)

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2007 AND MARCH 31, 2006

(Expressed in United States dollars, unless otherwise stated)

	For the Three Month Period Ended March 31, 2007	For the Nine Month Period Ended March 31, 2007	For the Three Month Period Ended March 31, 2006	For the Nine Month Period Ended March 31, 2006	Cumulative Since Inception March 29, 2005 to March 31, 2007
Interest income	$2,434	$2,695	$3,892	$5,018	$9,555
Expenses:
Incorporation Costs	—	—	—	—	1,773
Exploration	771,964	2,739,308	60,076	60,076	3,272,924
Professional Fees	182,741	231,404	24,021	106,366	437,109
Travel and Lodging	47,717	54,774	29,944	67,716	131,901
Geologist Fees and Expenses	933,418	1,822,959	82,898	222,428	2,347,368
Corporate Communications	904,947	2,235,250	48,722	81,672	2,353,711
Consulting Fees	1,264,229	2,851,036	484,518	486,018	3,150,913
Stock Based Compensation	2,009,152	2,009,152	—	—	2,009,152
Marketing	21,969	60,431	8,132	41,700	133,532
Office and Administration	69,086	94,531	3,600	9,574	129,407
Interest and Service Charges	304	1,988	1,229	2,345	6,593
Insurance	9,344	64,256	—	—	69,156
Amortization	6,569	17,553	—	—	22,199
Rent	8,244	23,240	—	—	23,240
Miscellaneous	25,417	26,850	—	—	26,850
Total Expense	6,255,101	12,232,732	743,140	1,077,895	14,115,828
Net Loss	6,252,667	12,230,037	739,248	1,072,877	14,106,273
Deficit, Beginning	7,853,606	1,876,236	335,402	1,773	—
Deficit, Ending	$14,106,273	$14,106,273	$1,074,650	$1,074,650	$14,106,273
Loss Per Share	$(0.163)	$(0.357)	$(0.024)	$(0.035)

The accompanying notes are in integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

STATEMENTS OF CASH FLOWS

(UNAUDITED)

FOR THE NINE MONTHS ENDED MARCH 31, 2007 AND MARCH 31, 2006

(Expressed in United States dollars, unless otherwise stated)

	For the Period Ended March 31,		Cumulative Since Inception to March 31, 2007
	2007	2006
Operating Activities:

Net Loss	$(12,230,037)	$(1,072,877)	$(14,106,273)
Adjustment for:
Amortization	17,553	—	22,199
Expenses paid from prepaid expenses	3,722,679	472,500	8,630,427
Stock based compensation	2,009,152	—	2,009,152
(Increase) Decrease in accounts receivable	(259,398)	(16,262)	(434,735)
(Increase) Decrease in prepaid expenses	(33,530)	(77,957)	(2,662,222)
Increase (Decrease) in accounts payable	1,109,787	3,117	1,333,457
Increase (Decrease) in demand note	(205,580)	—	(205,580)

Cash from Operating Activities	(5,869,374)	(691,479)	(5,413,575)

Investing Activities:
Purchase of Mineral Properties	(1,569,796)	(716,413)	(1,416,496)
Purchase of Equipment	(139,884)	—	(186,853)

Cash used in Investing Activities	(1,709,680)	(716,413)	(1,603,349)

Financing Activities:
Proceeds from Demand Notes Payable	—		205,580
Proceeds from Issuance of Capital Stock	26,976,399	1,841,750	26,674,480

Cash from Financing Activities:	26,976,399	1,841,750	26,880,060

Increase/(Decrease) in Cash	19,397,345	433,858	19,863,136
Cash, beginning	465,791	11,250	—
Cash, ending	$19,863,136	$455,108 $	$19,863,136

Supplemental Cash Flow Disclosure:
Interest Received	$2,434	$3,892 $	$9,555
Taxes Paid	$—	$— $	$—

Non Cash Transactions (Note 3)

The accompanying notes are in integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

	Shares	Par Value	Capital in Excess of Par Value	Accumulated Earnings (Deficiency)	Contributed Surplus	Total Stockholders Equity
Balance at Inception	—	$—	$—	$—	$—	$—
Balance June 30, 2005	11,267,726	11,268	1,755	(1,773)	—	11,250

Capital issued for financing	34,000,000	34,000	—	—	—	34,000
Forward split	45,267,726	45,267	(45,267)	—	—	—
Returned to Treasury	(61,660,000)	(61,660)	61,600	—	—	—
Capital issued for financing	1,301,159	1,301	3,316,886		—	3,318,187
Capital issued for services	280,000	280	452,370	—	—	452,650
Capital issued for Mineral Properties	510,000	510	1,033,286	—	—	3,796
Fair value of Warrants	—	—	—	—	444,002	444,002
Net Income (Loss)	—	—	—	(1,874,462)	—	(1,874,462)
Balance June 30, 2006	30,966,611	30,966	4,820,690	(1,876,235)	444,002	3,419,423

Capital issued for financing	458,371	459	1,188,242	—	—	1,188,701
Capital issued for Services	825,000	825	2,411,025	—	—	2,411,850
Net Income (Loss)				(1,859,073)	—	(1,859,073)
Balance September 30, 2006	32,249,982	32,250	8,419,957	(3,735,308)	444,002	5,160,901

Capital issued for financing	450,000	450	899,550	—	—	900,000
Capital issued for services	1,282,500	1,282	2,763,518	—	—	2,764,800
Options	—	—	1,100,000	—	—	1,100,000
Net Income (Loss)				(4,118,298)		(4,118,298)
Balance December 31, 2006	33,982,482	33,982	13,183,025	(7,853,606)	444,002	5,807,403

Capital issued for financing	11,119,996	11,120	21,659,226	—	—	21,670,346
Capital issued for services	920,000	920	2,066,480	—	—	2,067,400
Capital issued for Mineral Properties	400,000	400	1,159,600	—	—	1,160,000
Stock based compensation	—	—	—	—	2,009,152	2,009,152
Net Income (Loss)	—	—	—	(6,252,667)	—	(6,252,667)
Balance March 31, 2007	46,422,478	46,422	38,068,331	(14,106,273)	2,453,154	26,461,634

The accompanying notes are in integral part of the consolidated financial statements.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

1.

Basis of Presentation:

a)

The Company, incorporated under the General Corporation Law of the State of Delaware, is a natural resource company engaged in the acquisition, exploration and development of silver, gold and precious metal properties. The Consolidated financial statements of Paramount Gold Mining Corp. include the accounts of its wholly owned subsidiaries, Paramount Gold de Mexico S.A. de C.V. and Compania Minera Paramount SAC.

These unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s audited consolidated financial statements filed as part of the Company’s June 30, 2006 Annual Report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial position at March 31, 2007 and the consolidated results of operations and consolidated statements of cash flows for the three months ended March 31, 2007. The results of operations for the three months and nine months ended March 31, 2007, are not necessarily indicative of the results to be expected for the entire fiscal year.

b)

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

c)

Exploration Stage Enterprise

The Company’s consolidated financial statements are prepared using the accrual method of accounting and according to the provision of Statement of Financial Accounting No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises”, as it were devoting substantially all of its efforts to acquiring and exploring mineral properties. It is industry practice that mining companies in the development stage are classified under Generally Accepted Accounting Principles as exploration stage companies. Until such properties are acquired and developed, the Company will continue to prepare its consolidated financial statements and related disclosures in accordance with entities in the exploration or development stage.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

2.

Principal Accounting Policies

The consolidated financial statements are prepared by management in accordance with generally accepted accounting principles of the United States of America. The principal accounting policies followed by the Company are as follows:

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107 Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets including cash approximate carrying value due to the short-term maturity of the instruments.

Long Term Assets

Mineral Properties

Cost of acquiring mineral properties are capitalized until the properties have been sold, abandoned or an impairment test concludes a write-down is necessary.

Fixed Assets

Fixed Assets are capitalized at cost. Amortization is recorded on a declining balance basis at a rate between 20% and 30% per annum. In the year of acquisition only one half year of amortization is taken.

Mineral Property Exploration Costs

The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves.  To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have note been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years; and accordingly is offset by a valuation allowance.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

2.

Principal Accounting Policies (continued)

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Translation gains and losses that arise from exchange rates fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Transactions in foreign currency are translated into U.S dollars as follows:

•

monetary items at the rate prevailing at the balance sheet date;

•

non-monetary items at the historical exchange rate;

•

revenue and expenses that are monetary items are valued at the average rate in effect during the applicable accounting period.

Asset Retirement Obligation

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognizable over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted-risk-free interest rate. To date, no material asset retirement obligation exists due to the early stage of the Company’s mineral exploration. Accordingly, no liability has been recorded.

Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company may vary form region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities.

Basic and Diluted Net Loss Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The basic and diluted EPS has been retroactively restated to take into effect the 2 for 1 stock split that occurred on July 11, 2005.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

2.

Principal Accounting Policies (continued)

Concentration of Credit and Foreign Exchange Rate Risk

Financial instruments that potentially subject the Company to credit and foreign exchange risk consist principally of cash, deposited with a high quality credit institution and amounts receivable, mainly representing value added tax recoverable from a foreign government. Management does not believe that the Company is subject to significant credit or foreign exchange risk from these financial instruments.

3.

Non-Cash Transactions:

The company entered into certain non-cash operating and investing and activities as follows:

	2007	2006
Operating Activities:
Consulting and Geological Services	2,067,400	472,500

The company issued 920,000 common shares in exchange for services rendered and to be rendered in subsequent periods. The shares were valued at between $ 2.18 and $ 2.27 per share based on the market value at the contract date for a total consideration of $2,067,400.

4.

Capital Stock:

Authorized -

100,000,000 Common shares with a par value of $0.001

Issued and fully paid –

	Shares	Paid In Capital	Contributed Surplus

Balance December 31, 2006	33,982,482	$33,982	$13,183,025
(i) Capital issued for financing	11,119,996	11,120	21,659,226
(Net of financing costs)
(ii) Shares issued for services	920,000	920	2,066,480
(iii) Capital issued for Mineral Properties	400,000	400	1,159,600
Balance March 31, 2007	46,422,478	$46,422	$38,068,331

———————

(i)

During the period the Company issued 721,500 restricted common shares in private placement for proceeds of $ 1,443,000 at a price of $2.00 per share plus one warrant per common share exercisable at 2.50 per share for a two year period.

During the period the Company issued 10,398,496 restricted common shares in private placement for proceeds of $21,836,841 at a price of $2.10 per share plus one-half warrant per common share exercisable at $2.90 per share for a two-year period.

The total proceeds from the two private placements during the quarter were $23,279,841 and the costs associated with the share issuance were $1,620,615, for the net proceeds of $21,659,226.

(ii)

The company issued 920,000 common shares in exchange for services rendered and to be rendered in subsequent periods. The shares were valued at between $ 2.18 and $ 2.27 per share based on the market value at the contract date for a total consideration of $2,067,400.

(iii)

During the period the Company issued 400,000 restricted common shares pursuant to its option agreement in San Miguel Groupings property. The 400,000 shares valued at $2.90 per share based on the trading value of the stock at the date of issuance for a total consideration of $1,160,000.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

4.

Capital Stock: (continued)

Warrants:

During the year-ended June 30, 2006 the board of directors approved the issuance of warrants to purchase an aggregate of 327,500 share of the Company’s common stock. Such warrants are exercisable at $4.77 per share. The warrants vest immediately and expire on June 6, 2008.

During the year-ended June 30, 2006, there were no warrants exercised or cancelled to purchase stock of the Company.

The following share purchase warrants were granted during the year-ended June 30, 2006 and outstanding at year-end:

Number of Warrants	Exercise Price	Expiry Date
117,500	$4.77	June 6, 2008
210,000	$4.77	June 6, 2008

The 327,500 purchase warrants were valued at $444,002. For the purposes of estimating the intrinsic fair value of each warrant as of dates of the private placements, the Company used the Black Scholes option-pricing model. The Company estimated the fair value of the warrants assuming no expected dividends and the following assumptions:

Average risk-free interest rate	4.2%
Average expected life	2 years
Expected volatility	60%
Expected dividends	0%

During the period, the following warrants were issued pursuant to private placement agreements:

Number of Warrants	Exercise Price	Expiry Date
721,500	$2.50	Various for 2 years to February
5,199,248	$2.90	March 29, 2009
623,909	$2.10	March 29,2009

623,909 broker warrants were also issued to the agents in connection with the private placement financing at an exercise price of $2.10.

5.

Related Party Transactions

During the period ended March 31, 2007, directors received payments on account of professional fees and reimbursement of expenses in the amount of $ 83,995 (2006: $ 54,750).

During the period ended March 31, 2007, 265,000 common shares were issued to directors. The shares issued to the directors were valued at fair market value on the dates of issuance for total value of $596,250.

During the period ended March 31, 2007, the company made payments pursuant to a premises lease agreement with a corporation having a director in common with a director of the company (see Note 11).

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

5.

Related Party Transactions (continued):

The above transactions were recorded at the exchange amount, which were amounts agreed to between the parties.

On January 24, 2007, the company granted 100,000 stock options to a director exercisable at trading value until November 14, 2011.

Other Related Party Transaction – see Note 12.

6.

Mineral Properties

The Company has five mineral properties located within Sierra Madre gold district, Mexico, along with the Andean Gold Alliance in South America. Payments have been made as follows:

	March 31, 2007	June 30, 2006
San Miguel Groupings	$2,448,832	$1,267,000
La Blanca	507,564	325,000
Santa Cruz	44,226	44,000
Montecristo III	189,449	63,000
Andean Gold Alliance	1,281,600	1,213,800
Andrea	20,000	20,000
Cotaruse	10,000	—
Gissel	625	—
	$4,502,296	$2,932,800

a.

Interest in San Miguel Groupings

The Company has exercised its option to acquire a 70% interest in the San Miguel Groupings located in near Temoris, Chihuahua, Mexico. The Company’s interest in the San Miguel Groupings increasesd as certain milestones were met as outlined in the table below:

Interest Earned	Cash Payment	Required Exploration Expenditures	Required Share Issuances
35%	$300,000	$—	300,000
55%	$—	$1,000,000	200,000
70%	$—	$1,500,000	200,000

The Company is required to make an additional payment of $50,000 (or equivalent value of the Company’s shares) on every anniversary date of the agreement (being August 3, 2005).

To earn its 55% interest in the San Miguel Groupings, the Company spent $1,000,000 on exploration and development prior to February 3, 2007. To increase the interest to 70% the Company  spent an additional $1,500,000 prior to February 3, 2008.

As at June 30, 2006, the company has made cash payments of $300,000 and issued 300,000 Rule 144 Restricted Common Shares thus giving the company a 35% interest in the San Miguel Groupings. As of March 31, 2007, the company has expended more than $2,500,000 on exploration expenditures and interest in the San Miguel Groupings, and issued an additional 400,000 shares at a value of $1,160,000, thereby earning its 70% interest.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

6.

Mineral Properties (continued)

The agreement contains a standard dilution clause where if either participant’s interest has been diluted to under 20%, the interest will automatically convert into a 2% NSR and the agreement will become null and void. At any time, the NSR can be reduced to 1% by either party in exchange for a $500,000 payment.

b.

La Blanca

During the year, the company renegotiated its agreement on the La Blanca mining concessions. It has an option to acquire a 100% in the La Blanca property located in Guazapares, Chihuahua, Mexico. Pursuant to the option agreement, payments of $180,000 have been made. Furthermore, the company must pay a royalty of $1.00 for each ounce of gold or its equivalent. The Company must incur $500,000 in exploration expenses during the period ended December 31, 2008. The property payments have been paid as per the agreement.

c.

Santa Cruz

The Company has a 70% interest in the Santa Cruz mining concession located adjacent to the San Miguel Groupings. The terms of the agreement called for payments of $50,000 prior to March 7, 2006 and all required payments were made by the Company. The option also includes a 3% NSR payable to optioner.

d.

Montecristo III

The Company has a 100% interest in the Montecristo III mining concession located near Temoris, Chihuahua, Mexico for a cost of $191,000.

e.

Andean Gold Alliance

The Company has an option to acquire a 100% interest in the Andean Gold Alliance initially consisting of 21 properties (10 in Argentina, 7 in Chile and 4 in Peru). The agreement with Tech Cominco Limited requires the Company to issue 360,000 units with each unit consisting of one common share and one share purchase warrant and to incur aggregate expenditures of $3,000,000. The share purchase warrants expire 2 years subsequent to the issue date and are exercisable at a 30% premium to the 20 day weighted average share price of the Company prior to the issuance. The following table sets out the dates for which the units must be issued:

Date	Required Share Issuance
Upon acceptance of agreement	210,000
October 31, 2007	50,000
October 31, 2008	50,000
October 31, 2009	50,000

The following tables sets out the dates for which aggregate expenditures must be completed:

Date	Aggregate amount of Expenditures
October 31, 2007*	$1,000,000
October 31, 2008	2,000,000
October 31, 2009	3,000,000

———————

*

Included in this commitment is a requirement of the Company to complete a minimum of 3,000 feet of drilling by October 31, 2007.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

6.

Mineral Properties (continued)

The agreement includes a 2% NSR payable to optionor upon the optionor incurring $250,000 aggregate expenditures (including a $50,000 minimum annual commitment) with respect to an individual property.

The optionor may exercise its back-in-right on each Andean Gold Alliance property within 60 days of the Company delivering notice that it has met it’s aggregate expenditure commitment of $3,000,000. The right requires the optionor to earn a 60% interest by incurring expenditures up to $6,000,000. Upon the optionor earning a 60% interest in the property the NSR requirement is extinguished. The optionor also has the ability to earn an additional 10% interest in the property by completing a feasibility study.

Included in the option agreement is a private placement whereby the optioner purchased 117,750 units of the Company at a price of $4.25. Each unit includes one common share and one share purchase warrant exercisable at $4.77.

Subsequent to the period the Company terminated 20 of the initial 21 properties in the Andean Gold Alliance which have been replenished by several new properties for consideration. The Company is drilling on the Santos property.

f.

Andrea

The Company acquired the Andrea mining concession located in the Guazapares mining district in Chihuahua, Mexico at a cost of $20,000.

g.

Interest in Linda Property

On January 9, 2006 the Company and its newly formed Peruvian subsidiary, Compania Minera Paramount SAC, signed an Agreement with Minera ABX Exploraciones S.A. (“Minera ABX”), a subsidiary of Barrick Gold Corporation, to acquire a minimum 51% interest in the Linda property. The Linda property is an exploration project and there are no known reserves. The Linda property is located at 250 km to the South-South-East of the town of Ayacucho, District of Chipao, Province of Lucanas, Department of Ayacucho, Peru and is comprised of six mining concessions totaling 4,500 hectares. The agreement calls for a two-year work commitment including 6,000 metres of drilling, of which 2,000 metres is a firm commitment during the first year of the deal. Once the Company has completed the drill program, it will have acquired a 51% interest in the property and will remain the operator of the project as long as it maintains a majority interest.

Minera ABX has been granted a back-in right to reach a 65% interest, exercisable at any time after the Company acquires its 51% interest in the property, if exploration work uncovers a gold resource greater than 2 million ounces. To earn its 65% interest, Minera ABX will reimburse the Company an amount equal to two times all exploration expenditures incurred by the Company and Minera ABX will become the operator of the project.

During the period, the Company terminated its agreement with Minera ABX regarding the Linda Property.

h.

Cotaruse

On January 22, 2007 the Company signed a letter of intent to acquire a 100% interest in the Cotaruse mining concession. Upon signing the letter of intent a $10,000 deposit was paid to the vendor. A contract was signed with the vendor subsequent to period end and a $30,000 payment was made at that time. Pursuant to the contract the Company acquires an option by making additional payments of $2,700,000 over a four year period. Upon exercise of the option to acquire the property, the Company will grant a 2.5% NSR to the vendors. The Company may reduce the NSR to 1% at any time with a lump sum payment to the vendors of $2,000,000.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

7.

Fixed Assets

Cost		Accumulated Depreciation	Net Book Value at March 31, 2007
Opening Balance	Additions in Period

$153,125	$18,078	$6,569	$164,634

Fixed Assets include purchases of computer equipment, field equipment and office furniture.

8.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $ 6,252,667 during the period and a net operating loss of $12,230,037 for the nine months ended March 31, 2007 pursuant to SFAS No. 109 the Company is required to compute net tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statement because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset as March 31, 2007, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are disclosed below:

	U.S. & Canada	Peru/Mexico
Net Operating Loss	$9,277,421	$2,511,437
Statutory Tax Rate	34%	30%
Effective Tax Rate	—	—
Deferred Tax Asset	$3,154,323	$753,431
Increase in Valuation Allowance	(3,154,323)	(753,431)
Net Deferred Tax Asset	$—	$—

9.

Recent Accounting Pronouncements

a)

During June 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Correction. The new standard requires that entities which make a voluntary change in accounting principle apply that change retroactively to prior period financial statements, unless this would be impracticable. For changes in methods of depreciation, amortization or depletion for long-lived assets, the change mut be accounted for prospectively, as a change in estimate. SFAS No. 154 is effective for the company’s 2007 financial statements.

b)

In June 2005, the Emerging Issues Task Force issued EIFT 04-06 – Accounting for Post-Production Stripping Costs in the Mining Industry. The EIFT requires that stripping costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF 04-06 is effective for the company’s 2007 financial statements. As at March 31, 2007 the company had no deferred stripping costs.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

10.

Employee Stock Option Plan

On October 31, 2006 the company approved the 2006/07 Stock Incentive and Compensation Plan and set aside 2,000,000 shares of common stock for that purpose. The plan has been filed under regulation S-8 of the Securities and Exchange Commission Act. In total 1,775,000 shares have been issued. Pursuant to the plan, 300,000 shares have been issued to a director and 1,100,000 stock options have been issued to directors, granted with a strike price of fair market value, vesting immediately.

Changes in the Company’s stock options for the years ended December 31, 2006 and 2005 are summarized below:

	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Balance, beginning of year	—	$—	—	$—

Granted	1,475,000	2.17	—	—
Cancelled		—	—	—

Balance, end of quarter	1,475,000	$2.17	—	$—

At March 31, 2007, there were 1,475,000 exercisable options outstanding.

Stock Based Compensation

The Company uses the Black-Scholes option valuation model to value stock options granted. The Black- Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires management to make estimates, which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation, the following assumptions were used:

2006
Risk free interest rate	4.18%
Expected dividend yield	0%
Expected stock price volatility	76% - 80%
Expected life of options	5 years

The grant-date fair value of options granted during the quarter ended March 31, 2007 was between $1.24 - $1.52.

Total stock-based compensation for the quarter ended March 31, 2007 was $2,009,152, recorded as stock based compensation in the statement of operations.

PARAMOUNT GOLD MINING CORP.

(An Exploration Stage Mining Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(Expressed in United States dollars, unless otherwise stated)

11

Commitments

Premises Lease

By a lease agreement dated July 6, 2006, with a company having a director in common with a director of the Company, the Company agreed to lease office premises for three years commencing August 1, 2006 for the following rent:

2007	$21,725
2008	25,831
2009	28,157
2010	2,362

$78,075

12.

Subsequent Events

A director, received $870,000 as compensation for consulting services rendered.

Subsequent to the period end, 80,000 shares have been issued pursuant to the 2006/07 Stock Incentive and Compensation Plan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions. All amounts are estimated except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$1,221.39
Legal Fees and Expenses	$15,000	*
Accounting Fees and Expenses	$2,500	*
Miscellaneous	$15,000	*
Total	$33,721.39

———————

*

Indicates estimate for the purpose of this filing.

ITEM 15.

Indemnification of Directors and Officers

Delaware Corporation Law contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities. We will indemnify our officers and directors to the maximum extent permitted under Delaware Corporation Law.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. We have also purchased insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.

Exhibits

(a)

Exhibits.

Exhibit No.	Description
5.1	Opinion of Law Offices of Jeffrey G. Klein, P.A. regarding the legality of the securities being offered.
23.1	Consent of HLB Cinnamon Jang Wiloughby & Company
23.2	Consent of Law Offices of Jeffrey G. Klein, P.A. (reference is made to Exhibit 5.1)
23.3	Consent of Dana Dirgin of Delve Consultants, LLC

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ITEM 17.

Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relation to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities.. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 29th day of June, 2007.

PARAMOUNT GOLD MINING CORP.

/s/ CHRISTOPHER CRUPI
CEO/Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form SB-2 Registration Statement has been signed by the following persons in the capacities indicated as of June 29, 2007.

Signature	Titles

/s/ CHRISTOPHER CRUPI	Chief Executive Officer/Director
Christopher Crupi

/s/ CHARLES WILLIAM REED	Vice President/Director
Charles William Reed

/s/ JOHN CARDEN	Director
John Carden

/s/ DANIEL HACHEY	Director
Daniel Hachey

/s/ MICHEL YVAN STINGLHAMBER	Director
Michel Yvan Stinglhamber

II-3